UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

INSTINET GROUP INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Instinet Group Incorporated

3 Times Square

New York, NY 10036

April 15, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Instinet Group Incorporated. We will hold the meeting on Monday, May 16, 2005 at 9:00 a.m., New York City time, at our offices located at 3 Times Square, New York, New York. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2004 Annual Report for the year ended December 31, 2004. At this year’s meeting, the agenda includes the election of one class of directors, a proposal to ratify the appointment of our independent auditors, and a proposal to approve the Instinet Group 2005 Annual Cash Incentive Plan. Our Board of Directors recommends that you vote FOR the election of directors, FOR ratification of the appointment of our independent auditors, and FOR the approval of the Instinet Group 2005 Annual Cash Incentive Plan.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if it is mailed in the United States. Submitting the proxy before the Annual Meeting will not preclude you from voting in person at the Annual Meeting should you decide to attend.

Sincerely,

Ian Strachan	Edward J. Nicoll
Chairman	Chief Executive Officer

Instinet Group Incorporated

3 Times Square

New York, NY 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 15, 2005

Dear Stockholder:

The 2005 Annual Meeting of Stockholders of Instinet Group Incorporated will be held on Monday, May 16, 2005 at our offices located at 3 Times Square, New York, New York. The doors will open at 8:30 a.m. and the meeting will begin at 9:00 a.m., New York City time. The meeting will address the following matters:

1.	Election of four directors to our Board of Directors for three-year terms;

2.	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2005 fiscal year;

3.	Approval of the Instinet Group 2005 Annual Cash Incentive Plan; and

4.	Transaction of other business as may properly come before the Annual Meeting.

You may attend and vote at the meeting if you were an owner of record of our common stock at the close of business on March 18, 2005, the record date for the Annual Meeting. You may also attend and vote at the meeting if you are the authorized representative by proxy of a stockholder of record on that date. A list of stockholders entitled to vote will be available for inspection during ordinary business hours at our offices, 3 Times Square, New York, New York, from May 2, 2005 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting. Additional information regarding the matters to be acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT A PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

Please refer to your proxy materials or the information forwarded by your broker, bank or other holder of record for instructions on how to submit your proxy or voting instructions to us.

Ian Strachan	Edward J. Nicoll
Chairman	Chief Executive Officer

PROXY STATEMENT

Unless otherwise indicated or the context otherwise requires, references to the “Corporation,” “Instinet,” “we,” “us,” and “our” means Instinet Group Incorporated and its subsidiaries.

INSTINET GROUP INCORPORATED

PROXY STATEMENT

Your Vote is Very Important

Whether or not you plan to attend the Annual Meeting, please submit a proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. The Board of Directors is soliciting proxies for the 2005 Annual Meeting of Stockholders of Instinet Group Incorporated to be held on May 16, 2005. We are mailing this Proxy Statement along with our Annual Report, which includes our financial statements for the year 2004, and are making them available on our Internet website (http://www.instinetgroup.com) on or about April 15, 2005. You may also obtain a copy of our Annual Report or Annual Report on Form 10-K for the year ended December 31, 2004 without charge by writing to: Instinet Group Incorporated, 3 Times Square, New York, NY 10036, Attn: Investor Relations. Our Annual Report and Form 10-K are not proxy soliciting materials.

QUESTIONS AND ANSWERS

How does the Board of Directors recommend I vote on the matters to be addressed?

The Board recommends a vote FOR each of the Corporation’s nominees for election as directors, FOR the ratification of the Board’s appointment of PricewaterhouseCoopers LLP as independent auditors, and FOR the approval of the Instinet Group 2005 Annual Cash Incentive Plan.

Who is entitled to vote?

Owners of our common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 18, 2005 are entitled to vote. This includes shares you held on that date (1) directly in your name as the stockholder of record and (2) through a broker, bank or other holder of record where the shares were held for you as the beneficial owner. A list of stockholders of record entitled to vote will be available at our offices located at 3 Times Square, New York, NY 10036 for 10 days prior to the meeting and at the meeting location during the meeting.

How do I vote?

Since many stockholders are unable to attend the meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which such instructions can be given, in addition to the traditional mailed voting instruction cards. Beneficial owners of shares held through a broker, bank or other nominee may submit voting instructions by telephone or via the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

How will my proxy vote my shares?

The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares FOR each of the nominees for election as a director, FOR the ratification of the Board’s selection of PricewaterhouseCoopers LLP as independent auditors, FOR the approval of the Instinet Group 2005 Annual Cash Incentive Plan and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

How many shares can vote?

On March 18, 2005, the record date, there were 8,608 stockholders of record, holding an aggregated 334,657,992 shares of Common Stock outstanding, each of which share is entitled to one vote for each matter to be voted on at the Annual Meeting. There were therefore a total of 334,657,992 eligible votes as of the record date. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting.

How many votes are needed for matters to be adopted at the meeting?

The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the four directorships to be filled at the Annual Meeting will be filled by the four nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote. Other matters will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum at the Annual Meeting. If a stockholder abstains from voting on a particular matter, or if a broker is not allowed under the rules of any national securities exchange of which it is a member to vote shares for which the beneficial owner has not given voting instructions, the effect will be the same as a vote “against” the matter.

Who can attend the Annual Meeting?

All stockholders of record on March 18, 2005 can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 18, 2005, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Who will count the vote? Is my vote confidential?

Representatives of Mellon Bank will act as Inspectors of Election, supervise the voting, decide the validity of proxies and receive and tabulate proxies. Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Mellon Bank and handled in a manner that protects the confidentiality of voting. Your vote will not be disclosed except as required by law.

Can I revoke my proxy?

Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary, Legal Department, Instinet Group Incorporated, 3 Times Square, New York, NY 10036, that you are revoking your proxy; or by voting in person at the meeting.

Can I vote in person at the Annual Meeting?

Persons who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the Annual Meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

How will voting on any other business be conducted?

Although we do not know of any business to be conducted at the 2005 Annual Meeting other than the matters described in the Proxy Statement, the voting instructions you submit give authority to the proxy holders to vote on other matters, if they arise, in accordance with their best judgment.

When are stockholder proposals for the 2006 Annual Meeting due?

Any stockholder who wishes to have a stockholder proposal included in the Corporation’s proxy statement for the 2006 Annual Meeting must submit the proposal in writing to the Corporate Secretary, Legal Department, Instinet Group Incorporated, 3 Times Square, New York, NY 10036, for receipt by December 17, 2005. A stockholder who wishes to introduce a proposal to be voted on at the Corporation’s 2006 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than January 31, 2006 and no later than March 2, 2006, and must provide the information specified by the Bylaws. Proposals must comply with all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).

How are proxies solicited?

The Board of Directors is soliciting proxies for the Annual Meeting. We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. We will reimburse brokers and other nominees for reasonable expenses incurred by them in mailing proxy materials to beneficial stockholders in accordance with applicable rules.

How can I contact the Board of Directors?

You may contact the Board of Directors by sending your communications to Board of Directors, c/o General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036. Communications may also be sent to individual directors at the same address. Communications to the Board or any individual director that relate to our accounting, internal accounting controls or auditing matters will also be referred to the Chairman of the Audit Committee. Other communications will be referred to the appropriate committee chairman.

Who are the largest principal stockholders?

Based upon filings with the SEC, the Corporation is aware that as of February 28, 2005, the following chart indicates the beneficial owners of more than five percent of the outstanding Common Stock of the Corporation:

	Number of shares beneficially owned	Percentage of Instinet Common Stock
Reuters Group PLC 85 Fleet Street London EC4P 4AJ	206,900,000	61.9%

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Item 1. Election of Directors.

Our Board of Directors is divided into three classes, as equal as possible, with each director serving a three-year term and one class being elected at each year’s Annual Meeting. The Board of Directors proposes the election as directors, David J. Grigson, Edward J. Nicoll, Ian Strachan and Robin Josephs, as named below under “Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2008,” to hold office for a term ending at the annual meeting of stockholders to be held in 2008. Each of the nominees is currently serving as a director of the Corporation. If any of the nominees becomes unavailable prior to the Annual Meeting to serve as a director, the proxy holders will, in their discretion, vote the shares for which they serve as proxy for another person nominated by the Board, unless the Board reduces the number of directors to be elected.

The Board of Directors recommends that you vote FOR each of the nominees.

Item 2. Appointment of Independent Auditors.

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Independent Auditors for the Corporation for our fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP provided audit and other services during 2004 for fees totaling $3,431,818. This included the following fees:

Audit Fees: $3,134,342 for the annual audit of the Corporation’s consolidated financial statements and review of interim financial statements in the Corporation’s Form 10-Q reports.

Audit Related Fees: $274,916 for audit of employee benefit plan, due diligence related to mergers and acquisitions and accounting consultations.

Tax Fees: $22,560 for tax advisory and consulting services.

All Other Fees: $0

In accordance with its Charter, the Audit Committee has reviewed with PricewaterhouseCoopers LLP whether the non-audit services provided by them are compatible with maintaining their independence and has approved in advance any audit or permitted non-audit services to be provided by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP also serves as independent auditors for Reuters Group PLC, which currently owns approximately 62.2% of our outstanding common stock. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that you vote FOR the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Independent Auditors for the Corporation.

While stockholder ratification is not required for the appointment of PricewaterhouseCoopers LLP, because the Audit Committee has the responsibility for the appointment of the Corporation’s Independent Auditors, the appointment is being submitted for ratification at the Annual Meeting with a view toward soliciting the stockholders’ opinion thereon, which opinion will be taken into consideration in future deliberations.

Item 3. Approval of the Instinet Group 2005 Annual Cash Incentive Plan.

The Board of Directors proposes the approval of the Instinet Group 2005 Annual Cash Incentive Plan. For more details on the Instinet Group 2005 Annual Cash Incentive Plan, see below under “Approval of the Instinet Group 2005 Annual Cash Incentive Plan.”

The Board recommends that you vote FOR the approval of the Instinet Group 2005 Annual Cash Incentive Plan.

Item 4. Stockholder Proposals.

No stockholder proposals have been submitted to the Corporation.

The Board of Directors is not aware of any other business matters to be presented for action at the Annual Meeting. However, in the event that any other matter properly comes before the meeting, the stockholders present at the meeting will have an opportunity to vote on such matter and the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

AND EXECUTIVE OFFICERS

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2008.

The following are brief biographical sketches for each person nominated for election to the Board of Directors:

David J. Grigson. Mr. Grigson, age 50, has been Chief Financial Officer at Reuters Group PLC and has served as an Executive Director of the Board of Reuters Group since August 2000. Prior to joining Reuters, he was employed at Emap plc from 1989 to 2000 where he was Group Finance Director and Chairman of Emap Digital. Mr. Grigson was previously employed at Saatchi & Saatchi from 1984 to 1989 and at Esso UK from 1980 to 1984. He began his professional career as an accountant with Spicer & Pegler. Mr. Grigson is a graduate of the University of Manchester and is a member of the Institute of Chartered Accountants of England and Wales. Mr. Grigson has been a director of Instinet since November 2001.

Edward J. Nicoll. Mr. Nicoll, age 51, was appointed our Chief Executive Officer in September 2002 following the merger of Instinet and Island ECN. Prior to joining Instinet, Mr. Nicoll was Chairman and Chief Executive Officer of Datek Online and Chairman of The Island ECN. He is currently a director of Gerson Lehrman Group and GlobeOp Financial Services. Mr. Nicoll was previously a co-founder and President of Waterhouse Investor Services. Mr. Nicoll is a Trustee of The Manhattan Institute. Mr. Nicoll is a graduate of Yale Law School. Mr. Nicoll has been a director of Instinet since September 2002. See also “Certain Business Relationships—Other Agreements—Island Stockholders Agreement.”

Ian Strachan. Mr. Strachan, age 62, has been a director of Reuters Group PLC since May 2000. Mr. Strachan served as Deputy Chairman of Invensys plc, a power and energy resource management firm based in the United Kingdom, from 1999 to 2000 and from 1996 to 1999 was Chief Executive Officer of BTR plc. From 1991 to 1995, Mr. Strachan was Deputy Chief Executive Officer of Rio Tinto plc (formerly RTZ plc). Mr. Strachan is a non-executive director of each of Transocean Inc., Rolls Royce Group plc, Xstrata plc and Johnson Matthey plc. Mr. Strachan is a graduate of Christ’s College, Cambridge University and the Woodrow Wilson School of Princeton University. Mr. Strachan has been a director of Instinet since September 2000 and became the non-executive Chairman of the Board on January 1, 2003.

Robin Josephs. Ms. Josephs, age 45, was elected to our Board effective January 1, 2005. From 2000 through 2004, Ms. Josephs was a Managing Director of Ropasada, LLC, a Chicago-based private asset management firm. Prior to that time, she was a senior officer at Goldman Sachs from 1986 through 1996, serving in various capacities, and a financial analyst at Booz Allen & Hamilton from 1982 through 1984. Ms. Josephs currently serves as a Director of iStar Financial and of Plum Creek Timber, both of which are NYSE-listed companies. She is a Trustee of the University of Chicago Cancer Research Foundation and the Reunion Gift Co-Chairperson for the University of Pennsylvania. Ms. Josephs is a graduate of the Wharton School of the University of Pennsylvania and holds a Masters in Business Administration from Columbia University.

Directors Continuing in Office

The following are brief biographical sketches for each of the remaining directors not eligible for election at the 2005 Annual Meeting with a term expiring in 2006:

Thomas H. Glocer. Mr. Glocer, age 45, has been Chief Executive Officer of Reuters Group PLC since July 2001. Mr. Glocer is an Executive Director of Reuters Group PLC and was Chief Executive Officer of the Reuters Information global division from January 2000 until January 2001. Prior to that time, Mr. Glocer served as President and Senior Company Officer of Reuters America starting in October 1998. Before joining Reuters Group PLC in 1993, he worked as a mergers and acquisitions attorney with Davis Polk & Wardwell. Mr. Glocer is also a member of the Advisory Board to Cambridge University Business School, the Leadership Champions Group of Business in the Community, the International Advisory Panel to the Monetary Authority of Singapore, the Madison Council of the Library of Congress and the Corporate Council of The Whitney Museum. Mr. Glocer is a graduate of Columbia College and Yale Law School. Mr. Glocer has been a director of Instinet since May 2001.

C. Kevin Landry. Mr. Landry, age 60, joined TA Associates, Inc., a global private investment firm based in Boston, in 1968, becoming a General Partner in 1972, Managing Partner in 1982 and Chief Executive Officer upon its incorporation. Mr. Landry is a member of TA’s Executive Committee. Mr. Landry serves on the Board of Directors of Ameritrade Holding Corporation. Mr. Landry is a Trustee of the Museum of Fine Arts, a Trustee of Middlesex School, a member of the Executive Committee of Harvard’s Committee on University Resources, and Co-Chairman of the Harvard Boston Major Gifts Committee. Mr. Landry is a graduate of Harvard University and The Wharton School of Finance. Mr. Landry has been a director of Instinet since September 2002. See also “Certain Business Relationships—Other Agreements—Island Stockholders Agreement.”

John C. Bogle. Mr. Bogle, age 75, is President of the Bogle Financial Markets Research Center and Founder of The Vanguard Group. At Vanguard, he served as Chief Executive Officer from 1974 until 1996, as Chairman of the Board until 1998, and as Senior Chairman until 2000. He has spent his entire career in the mutual fund industry, beginning in 1951 with Wellington Management Company. He is also author of four best-selling books on mutual funds and personal investing, and the recipient of numerous industry awards. Mr. Bogle serves as Chairman of the National Constitution Center. Mr. Bogle is a graduate of Princeton University. Mr. Bogle has been a director of Instinet since June 2001.

The following are brief biographical sketches for each of the remaining directors not eligible for election at the 2005 Annual Meeting with a term expiring in 2007:

Sir Peter J.D. Job. Sir Peter Job, age 63, served as a director of Reuters Group PLC from 1989 through 2001. He joined Reuters in 1963 and subsequently became Chief Executive Officer in 1991 and held that position until his retirement in July 2001. From 1996 to 1999, Sir Peter served at times as a non-executive director of Grand Metropolitan Plc, Diageo Plc, GlaxoWellcome plc, GlaxoSmithKline Plc and Multex.com Inc. He presently serves as a non-executive director of Schroders plc, Shell Transport and Trading Plc and TIBCO Software Inc. In 1999, Sir Peter served as Chairman of the International Advisory Council of NASDAQ. He has been a member of the Supervisory Board of Deutsche Bank AG since October 2001 and a member of the Supervisory Board of Bertelsmann AG since July 2002. Sir Peter is a graduate of Oxford University. Mr. Job has been a director of Instinet since May 2001.

John Kasich. Mr. Kasich, age 52, has been a Managing Director in the Investment Banking Group at Lehman Brothers since January 2001, where he has responsibilities across a range of industry groups, including health care, power and utilities, technology, retail and financial institutions. Prior to joining Lehman Brothers, Mr. Kasich was a member of the U.S. House of Representatives, representing Ohio’s 12th Congressional District, from 1983 to 2000, and served as Chairman of the House Budget Committee from 1995 to 2000. Prior to serving in the U.S. Congress, Mr. Kasich was an Ohio State Senator for four years. Mr. Kasich also currently serves as a director of Invacare Corporation and Worthington Industries, Inc., and is the host of the program “Heartland with John Kasich” on the Fox News Channel. Mr. Kasich is a graduate of the Ohio State University. Mr. Kasich has been a director of Instinet since June 2001.

Kay Koplovitz. Ms. Koplovitz, age 60, is a Principal in Koplovitz & Company, LLC, a media advisory and investment firm, and a founding board member of Boldcap Ventures, a managed fund. She also founded USA Networks, serving as Chairman and Chief Executive Officer from 1977 until 1998. Ms. Koplovitz also created Springboard Enterprises, a national organization that promotes venture capital investments in women-led high growth businesses. Ms. Koplovitz serves on the board of Liz Claiborne, Inc. Among the non-profit boards on which she serves are the Partnership for New York City, the Central Park Conservancy, the Museum of Television and Radio and the International Tennis Hall of Fame. Ms. Koplovitz is a graduate of the University of Wisconsin and holds a master’s degree from Michigan State University. Ms. Koplovitz has been a director of Instinet since June 2001.

Stephen Pagliuca. Mr. Pagliuca, age 50, is a Managing Director at Bain Capital, LLC, a global private investment firm based in Boston. He joined that company in 1989 and founded Information Partners, a venture capital and buyout fund managed by Bain Capital that focused on technology investments. Prior to joining Bain Capital, Mr. Pagliuca was a Vice President at Bain & Company, where he managed relationships in the healthcare and information services industries, and developed acquisition, divestiture and strategy development programs for clients. Mr. Pagliuca currently serves on the Board of Gartner, Inc. and is active with a variety of charitable organizations including serving as Co-Chairman of the Inner City Scholarship Fund and Chairman of the Massachusetts Society for the Prevention of Cruelty to Children. He is also on the Board of Trinity Advisors at Duke University and is a trustee of Bain Capital Children’s Charity. Mr. Pagliuca is a graduate of Duke University and Harvard Business School. Mr. Pagliuca has been a director of Instinet since September 2002. See also “Certain Business Relationships—Other Agreements—Island Stockholders Agreement.”

Devin Wenig. Mr. Wenig, age 38, assumed responsibility for Reuters four business divisions in February of 2003 and joined the Reuters Group Board as Executive Director at that time. From September 2001 to February 2003, he managed the Investment Banking/Brokerage Division for Reuters Group. From January of 2001, Mr. Wenig served as President of Reuters Information, the global division of Reuters covering full service information and software applications to Internet solutions serving the financial services industry and its clients. Prior to serving as President of Reuters Information, Mr. Wenig served in a number of senior management roles after joining Reuters in 1993 as Corporate Counsel. In addition to the

Reuters Board, Mr. Wenig currently serves as a director of Nastech Pharmaceutical Company Inc. Before joining Reuters, he worked with the law firm of Cravath, Swaine & Moore as a mergers and acquisitions attorney. Mr. Wenig is a graduate of Union College and Columbia University School of Law. Mr. Wenig has been a director of Instinet since September 2002.

The Board met 7 times during 2004 with an average attendance of 91%. Each of the incumbent directors, except for Devin Wenig and Stephen Pagliuca, attended more than 80% of the aggregate number of meetings of the Board and Committees on which he or she served.

The Board of Directors has determined that each of the following directors and nominees is independent according to applicable rules of the SEC and the listing standards of NASDAQ: Ian Strachan, John Bogle, John Kasich, Peter Job, Robin Josephs and Kay Koplovitz.

Since we are 62.2% owned by Reuters, we are considered a controlled company and are exempt from certain independence requirements under the listing standards of NASDAQ, such as requirements to have a majority of independent directors on our Board.

We encourage all of our directors to attend our annual meetings but only require those directors who are being considered for reelection to attend the Annual Meeting, absent mitigating circumstances. Six directors attended our 2004 Annual Meeting.

Effective May 19, 2004, Mark Nienstedt resigned from Instinet’s Board of Directors. Robin Josephs was elected to the Board of Directors, effective as of January 1, 2005, and will be eligible for election by stockholders at the 2005 Annual Meeting along with the other directors whose term expires in 2005.

Executive Officers

The following are brief biographical sketches for each of our executive officers, other than Mr. Nicoll who is profiled above.

Andrew Banhidi. Mr. Banhidi, age 46, has been our Chief Technology Officer and an Executive Vice President since October 2003. Mr. Banhidi joined Instinet in September 2000, and has served as a senior professional in our technology department since that time. Prior to joining Instinet, he worked at Merrill Lynch from 1995 to 2000, as Chief Technology Officer of Merrill Lynch Japan and Director of Global Trading Services. Prior to that, from 1989 to 1995, he was employed at Goldman Sachs as a Vice President of Equity Trading Systems in New York and an Executive Director of Goldman Sachs International in London. At Goldman, Mr. Banhidi was responsible for equity trading systems, real-time risk, and real-time position management systems. He is a graduate of Sarah Lawrence College.

Todd W. Burns. Mr. Burns, age 57, was named Executive Vice President of the Corporation in October 2003. He is responsible for the growth and profitability of the commission recapture and soft dollar businesses housed in Lynch Jones & Ryan Inc., one of our principal subsidiaries. From 1998 to 2002, Mr. Burns was Director of Global Sales for Lynch Jones & Ryan, Inc. Prior to that, he was a sales executive with Abel/Noser Corp. Mr. Burns is a graduate of Grove City College and received his MSA in International Business from George Washington University.

John F. Fay. Mr. Fay, age 39, has been our Chief Financial Officer and Executive Vice President of Administration since October 2002 and our head of Strategy and Corporate Development since September 2003. Mr. Fay is responsible for Instinet’s Finance function globally and is charged with overseeing the Business Services Group, which includes Global Facilities and Human Resources and is also responsible for strategic planning and development. He had joined Island as CFO in July 2001. Prior to joining Island, Mr. Fay was employed by Goldman Sachs & Co. as Vice President and Chief Financial Officer of its online Wealth Management business from 1999 to 2001. Prior to joining Goldman in 1999, Mr. Fay was First Vice President and Director of Planning and Finance at Morgan Stanley Online in San Francisco, an online retail brokerage firm. Prior to that, he was Vice President at Morgan Stanley Dean Witter from 1988 to 1999. Mr. Fay is a graduate of Mount St. Mary’s College and received his MBA in Finance from the Stern School of Business at New York University.

Andrew Goldman. Mr. Goldman, age 41, has been Instinet’s Executive Vice President for Global Marketing and Communications since October 2002. Mr. Goldman oversees Instinet’s marketing and advertising departments, leading the firm’s media relations, public relations, advertising, corporate communications, investor relations, customer communications and government relations. Prior to his current position, Mr. Goldman served as Island ECN’s Executive Vice President for Corporate Affairs and Communications. Prior to joining Island in 1999, Mr. Goldman worked for four years at Clark & Weinstock, a Washington D.C. based public-policy consulting firm, where he served as a Managing Director, specializing in advising high-tech clients. Prior to that, Mr. Goldman served as senior advisor for policy and strategy to former Secretary of Defense Dick Cheney from 1992 to 1995. During the first Bush administration, Mr. Goldman worked at the U.S. Department of Defense, first in the office of Congressional Relations, and subsequently as the Special Assistant to the Under Secretary of Defense for Policy. Mr. Goldman has also worked for the Republican Leadership in the U.S. House of Representatives and as an editor for such leading publications as Public Interest and the Asian Wall Street Journal, based in Hong Kong. Mr. Goldman is a graduate of Wesleyan University.

Alex Goor. Mr. Goor, age 33, was named President of Inet ATS, Inc. in November 2003. Previously, Mr. Goor had been Instinet’s Executive Vice President for Strategy and Planning since October 2002. Before joining Instinet, Mr. Goor was the Chief Strategy Officer of Datek Online Holdings Corporation from January 1999 to September 2002, where he supervised all corporate finance and business development efforts. Mr. Goor also served as President of Watcher Technologies, a Datek technology development and licensing subsidiary catering to professional traders. Prior to becoming Chief Strategy Officer, Mr. Goor was President of Datek Online Brokerage Services, Datek’s online brokerage subsidiary. Mr. Goor is a graduate of Columbia University.

Paul A. Merolla. Mr. Merolla, age 57, has been Executive Vice President since June 2001 and General Counsel of Instinet since March 1999 and is generally responsible for our legal, compliance, regulatory and internal audit functions. Prior to joining Instinet, Mr. Merolla worked at Goldman Sachs & Co. from 1993 until 1999, serving as Vice President and Associate General Counsel. During a 10-year career at Drexel Burnham Lambert Incorporated, Mr. Merolla served as Deputy General Counsel and later as General Counsel with The Drexel Burnham Lambert Group Inc. and The DBL Liquidating Trust. He began his legal career as a litigation associate at Shearman & Sterling. Mr. Merolla serves as the President of the Securities Industry Association’s Compliance and Legal Division and a member of the Securities Industry Association’s Federal Regulation Committee. Mr. Merolla is a graduate of Fordham College and Fordham University School of Law.

Michael Plunkett. Mr. Plunkett, age 42, was named Executive Vice President of Instinet in October 2003. In December 2003, Mr. Plunkett was also appointed President, North America, of Instinet, LLC. He is responsible for our North American institutional brokerage business, with oversight of all sales trading, technology and customer relationships in that region. Mr. Plunkett has been with Instinet since 1991, spending the majority of his Instinet tenure as a sales trader covering some of the largest and most important domestic institutions. Prior to joining Instinet, Mr. Plunkett was a senior equities trader at Boston Securities Associates from 1987 to 1991 and worked on the floor of the New York Stock Exchange from 1986 to 1987. He is a director of Starmine, Inc., an independent research provider that rates Wall Street equity analysts. Mr. Plunkett is a graduate of Manhattanville College.

Natan Tiefenbrun. Mr. Tiefenbrun, age 34, was named Executive Vice President of Instinet in October 2003. In December 2003, Mr. Tiefenbrun was also appointed President, International, of Instinet, LLC. He currently is responsible for the international activities of Instinet, which include Asian and European clients trading in the global equity markets and American clients trading in non-U.S. equities. Mr. Tiefenbrun joined Instinet in 1993 and has spent several years in trading and product development roles, followed by four years as manager of a global client segment. Mr. Tiefenbrun is a graduate of the University of Edinburgh, Scotland.

COMMITTEES

The Board has established the following committees:

Audit Committee

The Audit Committee appoints and retains our independent public auditors and reports to the Board regarding the scope and fees of prospective annual audits and the results thereof, compliance with our accounting and financial policies and management procedures and policies relative to the adequacy of our internal accounting controls and internal audit and compliance matters. Mr. Bogle has been the Chairman of the Committee since January 1, 2003. During 2004, the Committee held 7 meetings. Directors Ian Strachan, John Bogle, John Kasich and Kay Koplovitz have been members of the Committee since June 2001. Effective January 1, 2005, Ms. Josephs became a member of the Committee. The Board has determined that all Committee members are independent, in accordance with the listing standards of NASDAQ and applicable SEC rules. The Board has also determined that Ian Strachan, John Bogle and Robin Josephs each qualify as an “audit committee financial expert” within the meaning of applicable SEC rules. Members of the Audit Committee are appointed by the Board of Directors and serve one-year terms.

Our Charter for the Audit Committee is attached as Appendix B to this proxy and is also available free of charge on our website at http://www.instinetgroup.com under the headings “Investor Relations—Corporate Governance” or by writing to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

Auditor Independence

The Charter of the Audit Committee states that the Audit Committee has the authority and is directly responsible for the appointment, compensation, oversight and, where appropriate, replacement of the Corporation’s independent auditors. The Charter provides that the Committee shall review the performance of the independent auditors and recommend to the Board any actions the Committee deems appropriate to ensure the independence and objectivity of the independent auditors. The Charter requires that the Committee inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditor and the Corporation, as contemplated by the applicable NASD Audit Committee requirements and Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees. Further, the Charter requires the Committee to engage in a dialogue with the Corporation’s independent auditors with respect to disclosed relationships or services that may impact the objectivity and independence of the auditors.

Pre-Approval of Services

The Charter of the Audit Committee requires the Committee to approve in advance any audit or permitted non-audit services provided by the independent auditor and prohibits certain types of non-audit services by the independent auditor. The Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement for certain non-audit services that could create the potential for a future conflict of interest must be referred to the Chief Financial Officer for review and then presented to the Committee for consideration and approval. The decision of the Committee and the associated risks will be part of the Committee record. In assessing requests for services by the independent auditors, the Committee considers whether the provision of the non-audit services rendered by the independent auditor is compatible with maintaining that firm’s independence. During fiscal year 2004, the Committee approved all audit and non-audit services provided to the Corporation by our independent auditor and related fees prior to management engaging the auditor for that purpose.

Fees

In November, 2004, the Committee reviewed the Corporation’s independent auditor requirements and, after full discussions with management and PricewaterhouseCoopers, decided to continue the engagement of PricewaterhouseCoopers as the Corporation’s independent auditors for the fiscal year 2005. In so doing, the

Committee reviewed PricewaterhouseCoopers’ independence including the services PricewaterhouseCoopers performed for the Corporation and the fees it charged. PricewaterhouseCoopers’ fees for the last two years are as follows:

	Instinet Group Incorporated Professional Fees
	(US$, in thousands)
	Year ended December 31,
	2004	2003
A) Audit Fees	$3,134	$1,522
B) Audit-related Fees	$275	$—
C) Tax Fees	$23	$600
D) All Other Fees	$—	$—

Total Fees	$3,432	$2,122

PricewaterhouseCoopers, by letter dated September 17, 2004, has also opined that there are no business or other relationships between it and the Corporation, its officers and key employees which would impair its independence with regard to the audit of the Corporation’s 2004 consolidated financial statements and with respect to the Corporation and its subsidiaries, that PricewaterhouseCoopers is independent within the meaning of the rules and regulations of the AICPA and SEC as well as the Corporation’s interpretations thereof. Based on the above and after extensive consideration, the Committee has determined that PricewaterhouseCoopers is independent with respect to the Corporation and its subsidiaries.

Compensation Committee

The Compensation Committee is responsible for determining, approving and reporting to the Board of Directors on all elements of compensation for our executive officers, including total cash compensation and long- term equity-based incentives. In addition, the Committee administers the Instinet 2000 Stock Option Plan, the Instinet 2004 Performance Share Plan and the Annual Bonus Plan and has oversight over other broad-based incentive or remuneration plans. During 2004, the Committee held 5 meetings and all members attended at least 80% of the meetings. Directors Ian Strachan, John Bogle and John Kasich have been members of the Committee since June 2001. Director Robin Josephs joined the Committee effective January 1, 2005. The Board has determined that all current Committee members are independent, in accordance with the listing standards of NASDAQ. Members of the Compensation Committee are appointed by the Board of Directors and serve one-year terms.

Our charter for the Compensation Committee is available free of charge on our website at http://www.instinetgroup.com under the headings “Investor Relations—Corporate Governance” or by writing to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

Nominating Committee

The Nominating Committee makes recommendations to our Board of Directors regarding the appointment of directors, provides for successorship, generally establishes procedures to evaluate the quality of the Board function, and assists the Board on general corporate governance matters. During 2004, the Committee held 3 meetings, and all members attended at least 66% of those meetings. Directors Peter Job, John Bogle, and Thomas Glocer have been members of the Committee since June 2001. Peter Job has been the Chairman of the Committee since its inception. Effective January 2003, Ian Strachan became a member of the Committee. The Board has determined that John Bogle, Ian Strachan and Peter Job are independent, in accordance with the listing standards of NASDAQ. Since we are 62.2% owned by Reuters, we are considered a controlled company and are exempt from the requirements to have all independent directors on our Nominating Committee.

Members of the Nominating Committee are appointed by the Board of Directors and serve one-year terms.

Our charter for the Nominating Committee is available free of charge on our website at http://www.instinetgroup.com under the headings “Investor Relations—Corporate Governance” or by writing to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

Nominating Process

Our Board of Directors has a Nominating Committee charged with the responsibilities described above and required by NASDAQ listing standards. One of the Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors. The Committee considers candidates suggested by its members, other directors, senior management and stockholders as appropriate. Our most recent director, Robin Josephs, was recommended to the nominating committee by a non-managing director and was elected to the Board of Directors, effective as of January 1, 2005, and will be eligible for election by stockholders at the 2005 Annual Meeting. The Committee is also authorized, at the expense of the Corporation, to retain search firms to identify candidates, as well as external legal, accounting or other advisors, including for purposes of performing “background reviews” of potential candidates. No search firms or other advisors were retained in the past fiscal year. All director candidates are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials, including:

•	their reputation and character;

•	their ability and willingness to devote sufficient time to Board duties;

•	their educational background;

•	their business and professional achievements and experience and industry background, particularly in light of the principal current and prospective businesses of the Corporation and the strategic challenges facing the Corporation and its industry as a whole;

•	their independence from management under listing standards and the Corporation’s governance guidelines;

•	the needs of the Board and the Corporation;

•	the Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession as set out in its governance guidelines;

•	their potential contribution to the diversity and culture of the Board;

•	their financial background;

•	their technology background; and

•	their international experience.

In determining the needs of the Board and the Corporation, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management and, where appropriate, external advisors. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.

Director candidates, other than sitting directors, are interviewed by certain members of the Committee and at times by other directors, the CEO and other key management personnel and the results of those interviews are considered by the Committee.

Stockholders wishing to recommend a director candidate to the Committee for its consideration for the next annual election should write to the Committee, in care of our Secretary and General Counsel, at Instinet Group, 3 Times Square, New York, New York 10036. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data and a description of his or her qualifications in light of the above criteria.

Stockholders wishing to nominate a director should follow the procedures set out in the Corporation’s by-laws, a copy of which may be obtained free of charge on our website at http://www.instinetgroup.com under the headings “Investor Relations—Corporate Governance” or by writing to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

COMPENSATION OF DIRECTORS

Directors who are not our full-time employees, employees of Reuters or employees of our two other significant stockholders (TA Associates, Inc. and Bain Capital) are paid an annual retainer fee in the amount of $50,000, together with a fee of $1,000 for attendance at each meeting of the Board or a committee of the Board (not to exceed two fees per day). The Chairman of the Audit Committee of the Board is paid an additional annual retainer fee of $25,000, while the Chairmen of the Compensation Committee and Nominating Committee are paid an additional annual retainer fee of $10,000 each.

Upon joining the Board of Directors, directors who are not our full-time employees, employees of Reuters or employees of our significant stockholders each also receive an initial one-time grant of an option to purchase 25,000 shares of our common stock with a per share exercise price equal to the fair market value on the date of grant. This option will vest and become exercisable with respect to 1/60 of the shares underlying the option each month during the five-year period following its grant. Such directors will also receive an annual grant of an option with respect to common stock with a present value of $50,000 (based on the fair market value on the date of grant). This annual grant of options will be made as of the date of the annual meeting and will be subject to the same terms and conditions applicable to the initial grant, except that these options will vest 100% on the first anniversary of the date of grant. The options will be granted to the directors pursuant to the Instinet 2000 Stock Option Plan. Following a termination of a director’s service on the Board for any reason (including death or disability), that director will be permitted to exercise any vested and exercisable options for one year following such termination and any unvested options will be cancelled.

Mr. Strachan does not participate in the Instinet 2000 Stock Option Plan but instead has received annual grants of restricted stock units (“RSUs”) with a value of $50,000 at grant, based on the fair market value of Instinet shares at the time of grant. Effective January 2003, Mr. Strachan became our non-executive Chairman and his compensation package was changed. As Chairman in 2003, Mr. Strachan received an annual cash retainer fee of $275,000, paid monthly, and an award of RSUs with a value of $75,000 at grant on the date of the annual meeting. In 2004, Mr. Strachan received an annual cash retainer fee of $350,000, paid monthly, and effective January 2004, no longer receives grants of RSUs.

Directors who are our full-time employees or employees of Reuters, TA Associates or Bain Capital do not receive any fees for their services on the Board or a committee thereof. We reimburse all directors for their out-of-pocket expenses in connection with their services on the Board or a committee thereof.

APPROVAL OF THE INSTINET GROUP 2005 ANNUAL CASH INCENTIVE PLAN

The Board asks that you approve the Instinet Group 2005 Annual Cash Incentive Plan (the “Incentive Plan”), our proposed new short-term incentive plan for certain of our senior executives. The Incentive Plan is an annual cash bonus plan that is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code and is intended to replace the Annual Bonus Plan for our executive officers and other key employees of the Corporation and its subsidiaries. Section 162(m) eliminates a federal income tax deduction for annual compensation in excess of $1 million paid by the Corporation to any officer named in the Summary Compensation Table in any one year unless that compensation is paid on account of attainment of one or more “performance-based” goals. One requirement for compensation to be performance-based is that the compensation is paid pursuant to a plan that the stockholders have approved.

The purposes of the Incentive Plan are to incentivize and encourage employees of the Corporation to achieve predetermined short-term performance goals and to be appropriately compensated for the achievement of those goals. A copy of the Incentive Plan is attached as Appendix A and a brief summary of its principal terms is provided below. This summary is qualified in its entirety by reference to the attached Incentive Plan.

Principal Terms of the Incentive Plan

Participants

Executive officers and other key employees of the Corporation and its subsidiaries as determined by the Compensation Committee. The approximate number of employees expected to be eligible under the Incentive Plan is 30.

Term of Incentive Plan

The Incentive Plan is effective as of January 1, 2005, subject to approval by the stockholders of the Corporation and will have a term of five years from the effective date, unless terminated earlier in accordance with the Plan.

Measurement Period	The fiscal year of the Corporation, unless a shorter period is determined by the Committee.

Performance Goals

At the beginning of each measurement period (typically a fiscal year), the Compensation Committee shall determine the specific level or levels of performance for the period, the attainment of which results in a right to receive a bonus under the Incentive Plan.

Performance Measures

Specific measures of performance of the Corporation, a subsidiary, an affiliate or any business unit thereof (i.e., (i) pre-tax or after-tax return on equity; (ii) earnings per share; (iii) pre-tax or after-tax net income; (iv) business unit or departmental pre-tax or after-tax income; (v) operating profit or income; (vi) operating margin; (vii) net income margin; (viii) revenue; (ix) revenue growth; (x) earnings before interest, taxes, depreciation and amortization; (xi) book value per share; (xii) market price per share; (xiii) relative performance to peer group companies; (xiv) expense management; and (xv) total return to stockholders) shall be specified by the Compensation Committee with regard to each measurement period.

Determination of a Participant’s Bonus

The dollar amount of a bonus for a participant will be calculated from the degree of attainment of the objective performance goals during the relevant measurement period, subject to the Committee’s right to reduce (but not increase) such bonus in its sole discretion.

Effect of Termination of Employment on Incentive Compensation	Unless otherwise determined by the Compensation Committee, terminations of employment will have the following effect on bonuses payable under the Incentive Plan:

A participant shall not be entitled to receive a bonus for a particular measurement period unless he or she is employed by the Corporation as of the end of the measurement period.

A participant who remains employed through the measurement period, but whose employment is terminated by the Corporation prior to the payment date shall be entitled to receive a bonus as determined by the Committee, provided that in no event shall a participant terminated for cause be eligible to receive any bonus.

Transfer Restrictions with Respect to Bonuses	The rights to a bonus under the Incentive Plan will not be assignable or transferable.

Amendment/Termination of Incentive Plan

The Incentive Plan may be amended or terminated in the discretion of the Board, subject to certain limitations described in the Incentive Plan, including an alteration of the performance measures on which the performance goals are based, which requires the approval by the Corporation’s stockholders.

Incentive Plan Administrator

The Compensation Committee has complete authority, in its discretion, to interpret the Incentive Plan, to prescribe, amend and rescind rules relating to the Incentive Plan, to establish the performance measures for each measurement period, to determine the participants who will eligible to participate in the Incentive Plan and to determine the terms and provisions of such awards. The Compensation Committee’s determination on such matters shall be conclusive.

Maximum Bonus Amounts Payable	The maximum aggregate bonus amounts payable under the Incentive Plan to any participant for any fiscal year shall be $10,000,000.

New Benefits Under the Incentive Plan

Bonuses under the Incentive Plan will be based on the Corporation’s future performance. No bonuses under these terms have yet been earned by any participant because the performance period for 2005 has not yet been completed. Accordingly, the amount of bonuses to be paid in the future to the participants cannot be determined at this time. Actual bonuses will depend on the Corporation’s actual performance and whether the Compensation Committee elects to reduce such amounts in its sole discretion.

Board Recommendation

The Board believes that this new proposed short-term cash incentive compensation plan, if approved by the Corporation’s stockholders, will establish an effective linkage between corporate performance and increase in stockholder value. Further, your approval of the Incentive Plan will enable the Corporation to comply with the requirements of Section 162(m) of the Internal Revenue Code and, therefore, preserve the deductibility of performance-based compensation paid thereunder. The tax benefits derived from such deductions preserve corporate assets and benefit the Corporation and its stockholders.

The Board unanimously recommends that you vote “FOR” the approval of the Instinet Group 2005 Annual Cash Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following tables show, as of February 28, 2005, the Instinet equity securities and the Reuters equity securities beneficially owned by each person believed by the Corporation to own more than 5% of the Corporation’s Common Stock, each current director, each nominee for election to the Board of Directors, each of the five named executive officers as defined in the Summary Compensation Table on page 22, and all of the directors and executive officers as a group. As of February 28, 2005, each of the directors and executive officers beneficially owned or had the right to acquire beneficial ownership of less than 1% of the Corporation’s Common Stock. The directors and executive officers as a group beneficially owned or had the right to acquire beneficial ownership of slightly more than 2% of the Common Stock.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Shares of Common Stock that a person has the right to acquire within 60 days of February 28, 2005, are treated as outstanding for computing the percentage of the person holding the right but are not treated as outstanding for computing the percentage of any other person.

Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of the beneficial owners is c/o Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

Instinet Share Ownership

Name and Address of Beneficial Owner	Number of Instinet Shares Beneficially Owned(1)		Percentage of Instinet Common Stock
Other Stockholders

Reuters Group PLC 85 Fleet Street London EC4P 4AJ	206,900,000		61.9%

Directors, Nominees and Executive Officers

Edward J. Nicoll	2,979,373		*

Andrew Banhidi	542,374		*

John Fay	512,378		*

Alex Goor	312,563		*

Michael Plunkett	491,911		*

Ian Strachan	38,498	(2)	*

Thomas Glocer 85 Fleet Street London EC4P 4AJ	1,000	(2)	*

John Bogle	70,619		*

David Grigson 85 Fleet Street London EC4P 4AJ	1,000	(2)	*

Sir Peter J. D. Job 85 Fleet Street London EC4P 4AJ	60,369		*

Robin Josephs	1,250		*

John Kasich	60,619		*

Kay Koplovitz	60,619		*

C. Kevin Landry	10,266	(3)	*

Stephen Pagliuca	0	(4)	0

Devin Wenig 85 Fleet Street London EC4P 4AJ	1,000	(2)	*

All directors and executive officers as a group (20 persons)	6,868,901		2.0%

*	Less than 1%.
(1)	Included in the number of shares beneficially owned by the identified executives and directors are the following, which such persons have the right to acquire within 60 days pursuant to the exercise of vested options granted under the Instinet 2000 Stock Option Plan:

Mr. Nicoll	1,302,579	Mr. Bogle	60,619
Mr. Banhidi	472,374	Mr. Job	59,369
Mr. Fay	512,378	Ms. Josephs	1,250
Mr. Goor	312,563	Mr. Kasich	60,619
Mr. Plunkett	487,911	Ms. Koplovitz	60,619
All Directors and Executive Officers as a Group	5,052,043

(2)	Excludes 206,900,000 shares owned by Reuters, as to which Messrs. Strachan, Glocer, Grigson and Wenig disclaim beneficial ownership.

(3)	Excludes 13,630,064 shares owned by the TA Group entities, as to which Mr. Landry disclaims beneficial ownership, except to the extent of shares disclosed.
(4)	Excludes 10,123,864 shares owned by Bain Capital, Inc., as to which Mr. Pagliuca disclaims beneficial ownership.

Reuters Share Ownership

Name and Address of Beneficial Owner	Number of Reuters Shares Beneficially Owned		Percentage of Reuters Common Stock
Edward J. Nicoll	0		0

Andrew Banhidi	0		0

John F. Fay	0		0

Alex Goor	0		0

Michael Plunkett	0		0

Ian Strachan	15,500		*

Thomas Glocer 85 Fleet Street London EC4P 4AJ	354,113	(1)	*

John Bogle	0		0

David Grigson 85 Fleet Street London EC4P 4AJ	48,430		*

Sir Peter J. D. Job 85 Fleet Street London EC4P 4AJ	179,793	(2)	*

Robin Josephs	0		0

John Kasich	0		0

Kay Koplovitz	0		0

C. Kevin Landry	0		0

Stephen Pagliuca	0		0

Devin Wenig 85 Fleet Street London EC4P 4AJ	229,060	(3)	*

All directors and executive officers as a group (20 persons)	831,588		*

*	Less than 1%.
(1)	Included in the number of shares beneficially owned by Mr. Glocer are the following, which he has the right to acquire within 60 days pursuant to the terms of the applicable Reuters plan:

Plan 2000	2,000
Deferred Bonus Share Plan	135,000

(2)	Included in the number of shares beneficially owned by Mr. Job are the following, which he has the right to acquire within 60 days pursuant to the terms of the applicable Reuters plan:

Discretionary Stock Option Plan	176,506

(3)	Included in the number of shares beneficially owned by Mr. Wenig are the following, which he has the right to acquire within 60 days pursuant to the terms of the applicable Reuters plan:

Profit Related Share Plan	15,489
Discretionary Stock Option Plan	133,217
Plan 2000	2,000

REPORT OF THE AUDIT COMMITTEE

In accordance with its Charter (a copy of which is attached as Appendix B to this proxy and can also be found on our website at http://www.instinetgroup.com), the Audit Committee approves and reports to the Board of Directors on the scope and fees of prospective annual audits and the results thereof and assists the Board of Directors in its oversight of (i) the Corporation’s financial reporting practices and principles, including but not limited to the CEO and CFO financial reporting certifications required by the Sarbanes-Oxley Act of 2002 and the adequacy of the processes and controls related thereto, (ii) the quality of the Corporation’s system of internal controls, disclosure controls and procedures and measures to assure compliance with the Corporation’s policies and procedures and financial controls, (iii) the effectiveness of the Corporation’s risk management processes and (iv) the independence and performance of the Corporation’s independent auditors. The Audit Committee held 7 meetings during 2004. The Audit Committee is composed of five independent, non-employee directors, and the Board has determined that each Committee member is independent within the meaning of applicable SEC rules and the listing standards of NASDAQ currently in effect. The Board of Directors has also determined that three of the Committee’s members, John Bogle, Ian Strachan and Robin Josephs, each qualify as an “audit committee financial expert” within the meaning of applicable SEC and NASD rules for purposes of Audit Committee representation.

Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, financial reporting practices and principles and internal controls and procedures designed to assure compliance with generally accepted accounting principles and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

The Audit Committee has met with management and the Corporation’s independent auditors and has reviewed and discussed the Corporation’s audited financial statements as of and for the year ended December 31, 2004 with them, as well as the representations of management and the independent auditor’s opinion regarding our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. The Audit Committee reviewed and discussed the Corporation’s progress on complying with Section 404. The Audit Committee also met with our internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluation of our internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of our financial reporting. The Audit Committee has also discussed with management critical accounting policies and the processes and controls related to the CEO and CFO financial reporting certifications required by the SEC and the Sarbanes-Oxley Act to accompany the Corporation’s periodic filings with the SEC.

The Audit Committee has also discussed with the Corporation’s independent auditor the matters required to be discussed by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended. The Audit Committee has also received and reviewed the written disclosures and the letter from the Corporation’s independent auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the Corporation’s independent auditors that firm’s independence. In assessing the independent auditor’s independence, the Audit Committee has considered whether the provision of the services rendered by the independent auditor is compatible with maintaining that firm’s independence. The Audit Committee has determined that the Corporation’s independent auditor is independent with respect to the Corporation and its subsidiaries. All audit or permitted non-audit services provided by the independent auditor must be specifically approved by the Audit Committee.

During fiscal 2004, the Audit Committee performed all of its duties and responsibilities under the then applicable Audit Committee Charter. In addition, based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

This report has been furnished on behalf of the Board of Directors by members of its Audit Committee.

John Bogle, Chairman

Ian Strachan

John Kasich

Kay Koplovitz

Robin Josephs

REPORT OF THE COMPENSATION COMMITTEE

This is our fourth report to you, the stockholders of Instinet Group Incorporated, since our initial public offering in 2001.

The Committee

The members of our Compensation Committee in 2004 were Ian Strachan, as Chairman, and John Bogle and John Kasich as Committee members. Each of Messrs. Strachan, Bogle and Kasich has served on the Committee since the Corporation’s initial public offering in 2001. Robin Josephs joined the Committee in January 2005.

Our Board of Directors has determined that each of these directors is independent in accordance with the NASDAQ rules. In addition, each director meets the definition of a “Non-Employee Director” set forth in Rule 16b-3 under the Securities and Exchange Act of 1934, and the definition of an “outside director” set forth in the regulations promulgated under Section 162(m) of the Internal Revenue Code. None of the Committee members has ever been an employee of Instinet Group or affiliates.

The Role and Responsibilities of the Committee

The Committee’s charter obligates it to determine and approve the salaries and other compensation arrangements for the Chief Executive Officer (“CEO”) and the senior executives reporting directly to the CEO. In addition, the Committee administers the Instinet 2000 Stock Option Plan, the Instinet 2004 Performance Share Plan, and the Annual Bonus Plan. We set the executive compensation philosophy and strategy for Instinet Group and select the peer companies against which the competitiveness of our compensation and relative performance is compared.

We articulate and define those corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives and set the CEO’s compensation level based on this evaluation. We likewise are responsible for determining and approving the annual compensation for the senior executives reporting directly to the CEO. We delegate to the CEO authority and discretion to administer compensation for all employees other than the CEO and the Corporation’s other executive officers subject to the submission of annual summary reports to the Committee.

The Committee has the authority, if appropriate or desirable, to receive support from an independent executive compensation consulting firm or other professionals who would be responsible to us on matters of executive compensation. During performance year 2004, we retained the Hay Group to advise and counsel the Committee on the creation of the Instinet 2004 Performance Share Plan and to advise on competitive levels of compensation for our CEO and executive officers.

Compensation Philosophy and Strategy

Instinet Group’s objective is to provide a total compensation program, which is competitively attractive in our marketplace and tied to firm and individual performance. We compete with others for talented employees and are seen within the electronic brokerage industry by our newer competitors as a prime source of talented employees. Compensation is an important element in our ability to attract and retain the executives and employees we need to accomplish our goals. Equally important, we strive for fairness in compensation administration, both internally and in our external comparisons.

Overall, the same principles that govern the compensation of all our employees apply to our executives. Within this framework, the Committee believes:

•	A significant portion of executives’ compensation should be tied to the financial performance of the Corporation;

•	Executives should have a greater portion of total compensation at risk than other Instinet employees; and

•	The interests of executives should be linked with those of stockholders through the risks and rewards of Instinet stock ownership over time.

Specifically, our strategy for executive compensation is to have base salaries that reflect competitive levels in the marketplace for positions of similar responsibility and scope, annual incentives that provide an upside opportunity when the Corporation’s goals are met and longer-term incentives in the form of stock options and/or performance shares to align the interests of our key executives and employees with our stockholders.

At the CEO and executive officer level, we compare our total compensation opportunities (salaries, annual bonuses, long-term equity-based compensation) with a carefully selected group of publicly held peer companies, including those in the electronic brokerage industry. These overlap with but are more selective than the 54 companies that currently comprise the SNL All Brokers/Dealers Index shown on our stock performance graph on page 26. The Hay Group assisted us in our review of compensation competitiveness, as measured against appropriate comparator groups.

Compensation Program Elements

The elements of total compensation for Instinet Group executives are base salary, annual cash bonus, long-term equity incentives and other benefits. The Committee has balanced these components of pay to provide our top executives with a powerful incentive to achieve annual and long-term goals that promote stockholder value. As a consequence, executive officer compensation levels have fluctuated—both up and down—with the financial performance of the Corporation.

Base Salary

Executive officer base salaries are reviewed periodically, based on factors we consider relevant and appropriate at the time of review and subject to the floor provided in his employment agreement. Under the Instinet Group approach, like that of many investment banking/financial services firms, base salaries by design represent a relatively small portion of an executive officer’s total compensation. This approach serves to enhance the motivational value of the performance-based (and therefore variable) compensation elements of the compensation program.

Annual Bonus Compensation

Our Annual Bonus Plan covers all employees from top to bottom, except for sales and trading positions (which are covered by a revenue-based or commission plan). It is a goal-driven plan based on Corporation-wide profit performance in relation to budget goals, which the Committee establishes at the start of each calendar year. Bonuses are paid in cash.

The Annual Bonus Plan with respect to 2004 was driven exclusively by profitability. The plan was a formulaic one, with the overall size of the bonus pool determined as a straightforward calculation derived from the operating results of the Corporation versus budget. In 2004, the overall bonus pool was established at $36 million. Our new Instinet Group 2005 Annual Cash Incentive Plan for executive officers and other key employees will be presented to our stockholders for approval at this year’s Annual Meeting.

When determining the annual cash bonus for the CEO and that of the other executive officers, we assess the performance of each individual. Performance-based compensation for executive officers is funded based on the financial performance of the Corporation and as such provides a strong incentive to deliver results for the stockholder. The Committee determines the actual amount of each executive officer’s performance-based compensation after considering a combination of financial and non-financial factors. This ensures alignment of annual financial objectives with strategic leadership initiatives.

The factors we consider in determining annual bonus levels for the CEO and other executive officers include: financial results, expense control, profit margins, strategic planning and implementation, quality of client services, market share, operational excellence, corporate reputation, compliance and risk control, management development and leadership. For the executive officers other than the CEO, we also consider the CEO’s evaluation of performance and recommendation for pay level.

Long-Term Equity Incentives

Our long-term equity incentives consist of stock options and performance shares, each of which is discussed below.

A. Instinet 2000 Stock Option Plan

For the last several years, our long-term equity incentives have been primarily stock options granted under the Instinet 2000 Stock Option Plan. We grant options annually, typically in the first quarter of the year. Each option has an exercise price equal to 100% of fair market value at grant, vests over time and has a maximum term of seven years from grant.

In February 2004, consistent with our long term incentive practice, we approved option grants to a total of 173 key employees for an aggregate grant of options covering approximately 5,150,000 shares of the Corporation. Half of the options granted by us in February 2004 vest on the first anniversary of the grant, and the remaining half vest 1/36 per month over the following three years.

We granted Mr. Nicoll options covering 450,000 shares as part of this February 2004 award to key employees. In approving individual grants, we consider market competitiveness, organizational positions, individual performance and share availability.

B. Instinet 2004 Performance Share Plan

Last year, we decided to implement a performance share plan as a new long-term equity incentive plan for the benefit of our employees. To assist in the creation and drafting of such a plan, we retained the Hay Group as our executive compensation advisors. The Instinet 2004 Performance Share Plan was approved by our stockholders at last year’s Annual Meeting. The plan is a deferred stock issuance plan, wherein an employee becomes entitled to shares under the plan a specified period of time (generally three years) after the grant, but only if the Corporation achieves specified performance objectives over that performance cycle. The key goals of this plan are employee retention, reward for longer term performance, market competitiveness and linkage to increases in stockholder value. Under the plan, shares of stock with a value equal to 50% of the net after-tax value of an employee’s payout shall be required to be retained by the employee until he or she terminates employment with the Corporation.

For the grants we made in 2004, we established a target three-year average return on equity as the critical performance objective. We granted Mr. Nicoll a target amount of 200,000 performance shares in 2004 under the Instinet 2004 Performance Share Plan. In approving individual grants, we consider market competitiveness, organizational positions, individual performance and share availability.

Other Benefits

Executive officers are also eligible to participate in broad-based plans offered generally to Instinet Group employees, including 401(k), health and other employee benefit plans.

Compensation of the Chief Executive Officer

Performance year 2004 was a successful year for Instinet Group, as the Corporation benefited from its strategic repositioning and operating discipline. In 2004, Instinet Group posted GAAP net income of $54 million and GAAP earnings per share of $0.16—our first profitable year since 2001.

Total compensation in 2004 for our CEO, Edward Nicoll, represents a substantial increase over the amount paid to him in 2003. This increase resulted directly from the Corporation’s improved and differentiated performance. Based on our year-end evaluation of Mr. Nicoll’s performance, we determined total compensation for Mr. Nicoll of $6,479,000 for performance year 2004, paid as follows: base salary of $600,000, annual cash incentive of $3,750,000, and long-term equity incentives (options and performance shares subject to certain conditions as described above) awarded in early 2004 with a value at grant of $2,129,000. In determining 2004 CEO compensation, we weighed a number of performance variables:

•	Instinet Group’s year-over-year improvements with respect to net earnings, return on equity and expense management;

•	Strategic accomplishments, including (i) successful separation of business lines with implementation of segment reporting, (ii) establishment of business unit structure with strong core management teams and (iii) increase of ATS market share;

•	Corporate ethics and reputation; and

•	Operating efficiency and expense discipline.

We concluded that Mr. Nicoll performed in an exemplary manner in 2004 by continuing to provide leadership and vision, defining the strategic direction of Instinet Group, and fostering an environment in which his senior executive team was able to support and execute the strategy he developed. Mr. Nicoll’s 2004 compensation is a reflection of his, and Instinet Group’s, performance in 2004.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally the corporation’s chief executive officer and its next four mostly highly compensated executive officers in the year that the compensation is paid). Compensation that is considered qualified “performance-based compensation” generally does not count toward Section 162(m)’s $1 million deduction limit.

Our policy is to maximize wherever possible the deductibility of compensation payments in excess of $1 million under Section 162(m) of the Internal Revenue Code and the regulations thereunder. The Corporation’s stockholders have approved the performance formulas applicable to long-term equity incentives that are designed and administered to satisfy the requirements of Section 162(m). We reserve the flexibility to pay compensation that may not be deductible if we believe it is in the interests of the Corporation and its stockholders.

Conclusion

The compensation program approved by the Compensation Committee was designed to provide Instinet Group executive officers with total compensation that is linked to performance and to reinforce the alignment of employee and stockholder interests, while assuring that it is appropriate to attract and retain these employees who are vital to our continued success. We believe the program met these objectives in performance year 2004.

During performance year 2004, the Compensation Committee performed all of its duties and responsibilities under our Compensation Committee Charter.

Ian Strachan, Chairman

John C. Bogle

Robin Josephs

John Kasich

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain summary information for the fiscal years ending December 31, 2002, December 31, 2003 and December 31, 2004, concerning the compensation awarded to, earned by or paid to (i) our Chief Executive Officer during 2004 and (ii) our four most highly compensated executive officers who were serving as executive officers as of December 31, 2004 (we refer to these officers as the “named executive officers”).

I. Summary Compensation Table

						Long-term Compensation
		Annual Compensation					Awards	Payouts
Name and principal position At December 31, 2004	Year	Salary ($)	Bonus ($)(1)		Other Annual Compensation ($)(2)	Restricted stock awards ($)(3)	Securities underlying options (#)	LTIP Payouts ($)(4)	All other Compensation ($)(5)

Edward J. Nicoll(6) Chief Executive Officer	2004 2003 2002	600,000 510,000 150,000	3,750,000 1,500,000 425,000	(7)		139,726	450,000 1,050,000 575,000		12,375

Andrew Banhidi Executive Vice President Chief Technology Officer	2004 2003 2002	350,000 250,000 250,000	1,300,000 750,000 550,000				150,000 240,000 160,000		16,250

John Fay(6) Executive Vice President Chief Financial Officer	2004 2003 2002	350,000 276,250 81,250	1,600,000 900,000 250,000	(7)			250,000 375,000 150,000		3,250 3,000

Alex Goor(6) Executive Vice President Head of ATS	2004 2003 2002	300,000 233,750 68,750	1,800,000 800,000 100,000				200,000 200,000 100,000		3,250 3,000

Michael Plunkett Executive Vice President Head of Domestic Brokerage	2004 2003 2002	300,000 200,000 200,000	1,800,000 1,000,000 850,000				200,000 240,000 160,000	18,780	3,250 3,000 15,594

(1)	The amounts include annual bonuses earned in 2002, 2003 and 2004 and paid in 2003, 2004 and 2005, respectively.

(2)	The incremental cost to the Corporation of perquisites and other personal benefits paid to each named executive officer for each of the three years presented did not exceed the reporting threshold set forth in SEC rules (the lesser of $50,000 or 100% of the total annual salary and bonus reported for such named executive officer).

(3)	Pursuant to the terms of his employment agreement with the Corporation, Mr. Nicoll elected to receive 50% of his minimum 2002 bonus for the post-closing period, or approximately $139,726, in the Corporation’s shares. The actual number of shares awarded was determined by first deducting aggregate income and employment taxes from the above amount and then dividing the remainder by the closing price of the Corporation’s shares on September 23, 2002, as specified in the agreement. This award was contingent on Mr. Nicoll’s continued employment through December 31, 2002. Those shares have now fully vested.

(4)	The amount disclosed in this column for Mr. Plunkett is a payout pursuant to an award granted in 1999 under the Instinet Equity SUPER Plan. None of the other named executive officers received awards under this plan. No awards have been made under such plan since 1999, and the plan has been terminated.

(5)	The amounts disclosed in this column include our contributions in 2002 to the Reuters Retirement Plan, a 401(k) plan, and our contributions in 2003 and 2004 to the Instinet Retirement Plan, a 401(k) plan, for each of the named executive officers.

(6)	As Mr. Nicoll, Mr. Fay and Mr. Goor each became an executive officer of Instinet on September 20, 2002, their 2002 compensation is for the period of September 20, 2002 through December 31, 2002.

(7)	Mr. Nicoll received an additional $375,000 cash bonus attributable to his performance as Chairman of Island Holding Company, Inc., and Mr. Fay received an additional $300,000 cash bonus attributable to his performance as Chief Financial Officer of Island Holding Company, Inc., in each case, for the portion of 2002 that preceded the merger with Instinet.

II. Option Grants In The Last Fiscal Year

The following table sets forth information regarding grants of options to purchase our securities to the named executive officers in 2004.

			Individual	Grants
Name	Number Of Securities Underlying Option Granted(#)(1)	Percentage Of Total Options Granted to Employees in 2004 (%)	Exercise Price ($/Share)(2)	Expiration Date	Potential Realizable Value At Assumed Annual Rates Of Share Price Appreciation For Option Term(3)
					5% ($)	10% ($)
Edward J. Nicoll	450,000	8.1%	6.14	1/28/2011	1,124,818	2,621,305

Andrew Banhidi	150,000	2.7%	6.14	1/28/2011	374,939	873,768

John F. Fay	250,000	4.5%	6.14	1/28/2011	624,899	1,456,281

Alex Goor	200,000	3.6%	6.14	1/28/2011	499,919	1,165,025

Michael Plunkett	200,000	3.6%	6.14	1/28/2011	499,919	1,165,025

(1)	All grants were nonqualified stock options. The options were granted under the Instinet 2000 Stock Option Plan and have a seven-year maximum term. Under the applicable option agreements, if a named executive officer’s employment is terminated without cause (as defined in the option plan) or the officer terminates his employment for good reason (as defined in the option plan) within two years following a change in control (as defined in the option plan), that named executive officer’s options that were scheduled to vest by the two-year anniversary of that change in control will continue to vest until that second anniversary (as if that participant had remained employed) and will remain outstanding until the 30th day following that anniversary or the end of their original term, whichever occurs first. Upon a termination of a named executive officer’s employment for cause, the committee may require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying securities as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that termination. The option plan also provides that if a named executive officer’s employment is terminated and that officer is entitled to severance payments from the Corporation or its affiliates and in connection therewith executes a valid release and waiver of the Corporation, then that officer’s options will continue to vest during the applicable severance period (as if the participant had remained employed) and will remain outstanding until the 30th day following the end of the severance period or the end of their original term, whichever occurs first. Pursuant to the applicable option agreements, each named executive officer is subject to non-competition and non-solicitation provisions that, if violated, would permit the Compensation Committee to require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying securities as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that violation.

(2)	Each option has an exercise price per share equal to the value of our securities on January 27, 2004, as reported by NASDAQ as its closing selling price, regular way. Half of the options will vest on January 28, 2005, and the remaining half vest at a rate of 1/36 per month over the following three years.

(3)	The 5% and 10% rates of appreciation were set by the SEC and are not intended to forecast future appreciation, if any, of our securities.

III. Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Values

The following table sets forth information regarding the exercise of options on our securities by the named executive officers in 2004 and, on an aggregate basis, information with respect to the value of unexercised options held by these executive officers on December 31, 2004, and the value of unexercised in-the-money options, that is, options that had a positive spread between the exercise price and the fair market value of our common stock, as of December 31, 2004.

Name	Securities Acquired On Exercise (#)	Value Realized ($)	Number Of Securities Underlying Unexercised Options At Fiscal Year-End (#)		Value Of Unexercised In-The-Money Options At Fiscal Year-End(1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Edward J. Nicoll	0	0	852,934	1,287,310	2,254,405	2,192,095

Andrew Banhidi	0	0	372,536	252,449	421,534	250,466

John F. Fay	0	0	335,472	485,189	892,915	598,889

Alex Goor	0	0	181,524	331,524	475,000	336,000

Michael Plunkett	0	0	360,313	303,165	421,534	250,466

(1)	The year-end value is based on the value of our securities at the market close as of December 31, 2004, of $ 6.03 per share, as reported by NASDAQ as the selling price, regular way.

IV. Long-Term Incentive Plans—Awards in 2004

In 2004, the Corporation implemented a performance share plan as a new long-term incentive plan for the benefit of our employees. The Instinet 2004 Performance Share Plan is a deferred stock issuance plan, wherein an employee becomes entitled to shares under the plan three years after the grant (or some other period of time determined by the Compensation Committee), but only if the Corporation achieves certain specified performance objectives over that period. For grants made in 2004, a target return on equity averaged over three years was established as the critical performance objective. Actual payouts of shares will be determined based on actual performance measured against return on equity targets. The Compensation Committee has also set a threshold level that must be met for any shares to be paid out and a maximum level that if met will result in the maximum number of shares being paid out. No shares will be paid out if actual performance is below the threshold level.

The table below sets forth information with respect to performance share awards granted to our named executive officers in 2004.

			Estimated Future Payouts Under Non-Stock Price-Based Plan (numbers of shares)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)

Edward Nicoll	200,000	2004-2006	100,000	200,000	300,000

Andrew Banhidi	70,000	2004-2006	35,000	70,000	105,00

John Fay	110,000	2004-2006	55,000	110,000	165,000

Alex Goor	90,000	2004-2006	45,000	90,000	135,000

Michael Plunkett	90,000	2004-2006	45,000	90,000	135,000

Equity Compensation Plan Information

The following table provides information as of December 31, 2004, regarding shares that may be issued under our existing compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders(1)	28,786,351	(3)(4)	$7.56	(3)(5)	35,313,649	(6)
Equity Compensation Plans Not Approved By Security Holders(2)	0		0		0

Total	28,786,351		$7.56		35,313,649

(1)	These plans are the Instinet 2000 Stock Option Plan and Instinet 2004 Performance Share Plan.

(2)	We do not have any equity compensation plans that have not been approved by our stockholders.

(3)	These numbers do not include options to purchase 416,406 shares, at a weighted average exercise price of $7.01, granted under The Island Holding Company, Inc. 2001 Stock Incentive Plan, which were assumed in connection with our acquisition thereof. No additional options may be granted under this plan.

(4)	Under the Instinet 2004 Performance Share Plan, if the Corporation achieves its maximum performance goal in any plan cycle, then share payouts are made at 150% of the target number of performance shares granted. The number in the table assumes the achievement of the maximum performance goal and share payouts at 150% of the awards.

(5)	The weighted average exercise price does not include performance shares.

(6)	This total includes securities remaining available for future issuance as of December 31, 2004 pursuant to options granted under the Instinet 2000 Stock Option Plan (18,659,274 shares) and pursuant to performance share awards under the Instinet 2004 Performance Share Plan (16,654,375 shares).

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of Edward Nicoll, Andrew Banhidi, John Fay, Alex Goor and Michael Plunkett. The following are summaries of the material provisions of the employment agreements, which are qualified in their entirety by reference to such agreements.

The employment agreement for Mr. Nicoll provides for an employment term of three years, and those for each of Messrs. Banhidi, Fay, Goor and Plunkett provide for an employment term of two years, in all cases with an automatic one-year extension unless (a) notice of our or, in certain cases, the executive’s intention not to extend the employment term is provided to the other party at least six months (for Mr. Nicoll) or at least three months (for Messrs. Banhidi, Fay, Goor and Plunkett) prior to the end of the then-current term or (b) the executive’s employment is terminated sooner under the employment agreement. The agreements currently provide for an annual base salary of $600,000 for Mr. Nicoll, $350,000 for Mr. Banhidi and Fay, and $300,000 for each of Messrs. Goor and Plunkett. In addition, subject to our Compensation Committee’s review and approval, each executive is eligible to participate in the Annual Bonus Plan, the Instinet 2000 Stock Option Plan, and any other short-term or long-term compensation plan implemented by the Corporation.

With regard to the agreements for each of Messrs. Nicoll, Banhidi, Fay, Goor and Plunkett in the event of a termination of an executive’s employment by us without “cause” or by the executive for “good reason” (as each term is defined in the applicable employment agreement), we must pay the executive any accrued obligations and, subject to the execution of a release, (i) pay the executive’s base salary following the termination for eighteen months, (ii) pay a pro rata portion of the executive’s annual bonus for the year in which the termination occurs, (iii) pay an amount equal to 150% of the executive’s “average bonus” (i.e., the average of the annual bonuses to the executive for each of the prior three complete fiscal years) and (iv) provide continued medical and dental insurance coverage for eighteen months following the executive’s termination of employment, provided the executive makes all timely payments of premiums, contributions and other co-payments. If an executive’s employment is terminated (x) as a result of his death or “disability” (as defined in the applicable employment agreement), (y) by us for cause, or (z) by the executive without good reason, we shall pay the executive any accrued obligations, and in the event of termination as a result of death or disability only, a pro rata portion of the annual bonus based on the number of days the executive was employed by us during the applicable bonus period.

Each of Messrs. Nicoll, Banhidi, Fay, Goor and Plunkett is subject to customary non-disclosure, non-competition and non-solicitation (of employees and customers) provisions during the period of the executive’s employment with us and for a specified period thereafter.

PERFORMANCE GRAPH

The following graph presents the cumulative total shareowner return for the period beginning at our initial public offering and ending December 31, 2004 for the Corporation’s Common Stock, as compared to the SNL All Broker/Dealers Index and to the NASDAQ Composite Index. The figures on the graph assume an initial investment of $100 at the closing price on May 18, 2001.

	05/18/01	12/31/01	12/31/02	12/31/03	12/31/04
INGP (CLOSING PRICE)	$100.0	$56.9	$31.7	$39.0	$45.2
NASDAQ COMPOSITE INDEX	$100.0	$88.7	$60.7	$90.5	$98.5
SNL ALL BROKERS/DEALERS INDEX	$100.0	$85.4	$63.6	$93.2	$99.3

Note: Assumes an initial investment of $100 on May 18, 2001. Total return includes reinvestment of dividends only for Instinet Group and SNL Index; the NASDAQ Composite Index does not reflect cash dividends.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers file reports with the SEC and NASDAQ indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. The Corporation coordinates with these individuals to file these reports based on information furnished by them, and we retain copies of all such reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of all such reports and written representations from the individuals required to file the reports. Based solely upon our review of copies of the reports and these written representations, the Corporation believes that during the fiscal year ended December 31, 2004, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with in a timely manner.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of conduct known as the Code of Business Conduct and Ethics, which applies to our chief executive officer, chief financial officer or controller and other persons performing similar functions, as well as to our directors and other employees. The Code of Business Conduct and Ethics, including future amendments, is available free of charge on our website at http://www.instinetgroup.com under the headings “Investor Relations—Corporate Governance” or by writing to General Counsel, Instinet Group Incorporated, 3 Times Square, New York, New York 10036. We will also post on our website any waiver under the Code of Business Conduct and Ethics granted to any of our directors or executive officers.

CERTAIN BUSINESS RELATIONSHIPS

We are party to a number of agreements with Reuters which currently owns approximately 62.2% of our outstanding common stock. Also, in connection with our acquisition of Island, we entered into agreements with Reuters, the former principal Island stockholders (TA Associates, Inc. and Bain Capital) and Mr. Nicoll. We have provided below a description of the material terms of each agreement.

Reuters Agreements

Acquisition of Bridge Trading

On March 31, 2005, we completed our acquisition of Bridge Trading Company, a wholly owned broker-dealer subsidiary of Reuters, pursuant to a stock purchase agreement that we entered into with Reuters on February 28, 2005. As consideration for the acquisition, we issued 3,751,527 shares of our common stock, valued at approximately $21.5 million, to Reuters in exchange for 100% of the outstanding common stock of Bridge Trading Company. Bridge Trading has received all of the necessary regulatory approvals. The terms of the transaction were determined through arm’s length negotiations, and a committee of independent directors of the Boards of Directors of each of Instinet Group and Reuters Group PLC reviewed the transaction. Pursuant to the stock purchase agreement, until December 31, 2005, Bridge Trading will continue to have exclusive rights up to a specified dollar threshold to allow its existing clients to pay for Reuters Station through “soft dollar” credits generated by trading activity. Institutional investors often allocate a portion of their gross brokerage transaction fees—commonly referred to as soft-dollar credits—for the purchase of proprietary and independent third-party research products as well as other brokerage services. In addition, Reuters has agreed for a period of one year (i) not to operate a U.S. broker-dealer that allows its customers to pay for Reuters Station on a soft dollar basis, and (ii) not to solicit Bridge Trading employees, in each case subject to certain exceptions. Following the acquisition, pursuant to a transition services agreement, Reuters will continue to provide certain transitional services to Bridge Trading for a period through December 31, 2005, including various administrative, technology and other support services. We have also entered into a use and services license agreement with Reuters under which we have agreed to a lease arrangement for space currently occupied by Bridge Trading for a period through December 31, 2005. In addition, we have entered into an intellectual property transfer agreement with Reuters under which Reuters grants us a royalty-free license to the Bridge Trading trademark for a period through December 31, 2005. Other than the license, such arrangements include fees generally based on allocated or attributable costs.

Agreement with Bridge Trading

On April 23, 2002, we entered into a commission sharing agreement with Bridge Trading, under which we agreed to open accounts for some institutional clients that Bridge Trading introduces to us. We have agreed to rebate Bridge Trading portions of the commissions these customers pay at a commercially reasonable rate. This agreement is expected to remain in effect after the acquisition closes and is terminable at will by either party.

Newport Market Content Services Agreement

We have entered into an agreement with Reuters to adapt our NewportSM (patent pending) program trading application for passive and quantitative fund managers to allow Instinet customers to use it to submit trades through IOE. We also entered an exclusive arrangement whereby Reuters has agreed to provide market data to our customers who use NewportSM for its various functions that require real-time market information and standard commercial rates will be paid for the provision of this data. This agreement was for an initial term of 24 months from the effective date of September 19, 2002, automatically renews on a yearly basis and is subject to termination by either party on a change of control of Instinet, including Reuters ceasing to own a majority of our voting stock, or in the event that either party commits a material breach of the agreement.

Preferred Soft-Dollar Arrangement

We have entered into an agreement with Reuters that establishes a preferred commercial and soft-dollar arrangement for our customers that purchase Reuters products and services. Under this agreement, some of our customers are able to obtain some Reuters products and services on a preferential soft-dollar basis. This is available to customers who are increasing their level of business with Instinet, Reuters or both. Reuters has also agreed to compensate our sales personnel for new sales of Reuters products and services, and we have agreed to pay Reuters an annual fee for various administrative and marketing services related to training of our personnel. This agreement was for an initial term of 24 months from the effective date of September 19, 2002, automatically renews annually and is subject to termination by either party on a change of control of Instinet, including Reuters ceasing to own a majority of our voting stock, or in the event that either party commits a material breach of the agreement.

Patent Licensing Agreement

We have entered into a patent license agreement with Reuters under which Reuters grants us a patent license permitting us to make, use and sell products that include a system with functionality that identifies counterparties to a transaction and enables communication between the counterparties to negotiate the terms of the transaction. This license is for the life of the patent, although it may be terminated under customary conditions. In addition, Reuters has the right to terminate in the event that we use the patent to create products that compete with any Reuters product. Reuters also has the right to terminate the license generally if Reuters ceases to own a majority of our voting stock. If Reuters exercises this right to terminate, we will retain some rights to the patent for products existing on or before the date of such termination. We have also agreed that if we obtain a patent for a system with substantially similar functionality, we would grant Reuters a license to that patent on terms no worse than the terms of this license.

Reuters Global Solutions Agreement

On March 14, 2003, we entered into a global solutions agreement with Reuters Limited, which enables Instinet to license software from Reuters, usually on a one-time fee basis, on a worldwide basis. Reuters has also agreed to provide software support for the licensed products. This agreement is indefinite with no renewal provisions and will continue until terminated. This agreement is subject to termination in the event that either party commits a material breach of the agreement. This agreement is governed by English law.

Reuters Global Routing Service Agreements

Agreement Providing for Participation in Reuters’ Institutional Order Entry System

On September 19, 2002, we entered into the Bridge Trading Company Transaction System Agreement with Bridge Trading to participate in the Reuters institutional order entry (IOE) network. Effective January 4, 2004, Bridge assigned this agreement to a subsidiary of Reuters, Reuters Global Routings Services (US) LLC. This connectivity gives our customers the ability to submit orders to Instinet through the IOE network. Originally, under this agreement we paid standard commercial rates for orders we received through IOE; however, on December 17, 2003, we entered into a supplement amending the fee and termination provisions. Under the supplement, we are responsible for paying all communications charges required for Instinet to access the IOE network instead of paying standard commercial rates for orders we receive through IOE. The agreement now terminates on December 17, 2005, subject to annual renewal thereafter, and is subject to termination if Reuters ceases to own a majority of Instinet’s voting stock. If we terminate this agreement other than as provided for in the agreement, Bridge is entitled to recover an amount equal to 75% of the fees that it would have been due from the date of termination or cancellation until the date when we could have terminated the agreement.

Under a separate agreement executed on September 19, 2002, Reuters has made enhancements to the IOE interface that allow Instinet customers to access our proprietary trading functionality. The agreement had an initial term of one year, automatically renewable for one-year terms, and is subject to termination by either party on a change of control of Instinet, including if Reuters ceases to own a majority of Instinet’s voting stock.

Other Global Routing Service Agreements

We entered into an agreement with Bridge Trading effective July 22, 2002 that allows us to deliver indications of trading interest and advertise trades to our customers and potential customers through Reuter’s Triad system, which is an integrated financial transaction-processing platform that supports the FIX protocol. Effective January 4, 2004, Bridge assigned this agreement to a subsidiary of Reuters, Reuters Global Routings Services (US) LLC. We pay standard commercial rates for indications of interest and advertised trades we deliver through the Triad system. The initial term of the agreement was for one year from the effective date and automatically renews for one year terms thereafter unless terminated upon ninety days’ written notice prior to the expiration of any term.

On December 22, 2003, we entered into a global routing service agreement with Reuters Global Routing Services Limited under which Reuters will provide us with certain order routing and indication of interest services. This agreement is indefinite with no renewal provisions and will continue until terminated on six months notice.

Agreement Granting Reuters a License for Technology Related to Our Fixed Income Business

We have entered into a license agreement with Reuters under which we grant Reuters a royalty free, non-exclusive, non-assignable worldwide right and license to use some technology that is owned by or licensed to us and relates to our fixed income securities platform and to incorporate that technology into Reuters products and services, subject to certain restrictions and exceptions. This platform consists of a private global computer network, or intranet, linking private market participants around the world. This agreement has an indefinite term, although it will automatically terminate, subject to Reuters retention of some rights with respect to specified products and enhancements, once Reuters ceases to own more than 50% of our common stock. This license agreement prohibits Reuters from using the licensed technology to compete directly with certain parts of our existing and some future fixed income and equity securities businesses, but permits Reuters to compete with us in some fixed income and equity securities products.

Agreement Governing the Provision of Reuters Information Services to Us

We have entered into the Reuters Global Agreement with Reuters under which Reuters provides us with certain information services and related hardware, software and support. The agreement has an indefinite term and is subject to termination by either party upon 24 months’ written notice. Reuters provides us with these services on similar terms as its independent third-party customers. We have also entered into an Addendum to the Reuters Global Agreement under which Reuters has granted us the right to redistribute certain information both internally and to our customers. We may also use, modify and create derivative works from the data subject to the Addendum. This Addendum is subject to termination upon 180 days’ notice by either party.

Agreements Regarding the Provision of Financial Industry Data

We had entered into a Data Distribution Agreement with Reuters under which we granted Reuters a limited exclusive, non-transferable worldwide, royalty-free license to use, copy, market, distribute and create limited derivative works from certain of our proprietary equities securities data, and Reuters provided us certain branding, linking and attribution rights. In addition, we had granted Reuters a non-exclusive, worldwide, royalty-free license to use, reproduce and display our trade and service marks in connection with the marketing of our data but solely as part of a Reuters product or service and the presentation of our data.

Under this agreement, we had agreed to offer any equity data that we provide to any third party that was not a customer of our trading and brokerage services to Reuters under the same terms and conditions as provided to that third party. Reuters had agreed not to distribute the data to certain of our competitors unless we had a signed agreement with that competitor and not to permit its subscribers to redistribute our data without our prior consent. We agreed generally not to provide our data, or intentionally permit our subscribers to redistribute our data, to certain market data vendors other than Reuters without Reuters prior consent. This Data Distribution Agreement terminated effective May 17, 2004.

On June 28, 2000, The Island ECN, Inc. (now Inet ATS, Inc.), which we acquired in September 2002, entered into a Data Feed Agreement with Reuters under which Reuters is allowed to receive INET data including, among other things, information regarding open orders, executions and volume on INET’s electronic trading system. We also agreed to permit Reuters to redistribute our INET data to third parties. Reuters is not required to make payments to us in connection with its redistribution. In addition, we granted Reuters a non-exclusive, non-transferable, revocable, worldwide, royalty-free license to use, reproduce and display our trade and service marks in connection with the presentation of our INET data. This agreement, which continues following the termination of the Data Distribution Agreement, had an initial term of one year and automatically renews annually unless terminated upon ninety days’ written notice prior to the expiration of any term. The current expiration date is June 28, 2005.

Tax Sharing Agreement

For certain periods prior to our initial public offering, we were included in Reuters U.S. consolidated and combined returns for federal, state and local tax purposes. We are no longer a member of the Reuters consolidated group and certain combined groups and do not file combined returns with Reuters in any U.S. states. We have entered into a U.S. tax-sharing agreement with Reuters, under which Reuters generally has the sole and exclusive responsibility for the preparation and filing of Reuters consolidated and combined returns, and is also responsible for taking certain actions, including with respect to payment and audits, in connection with these returns. Our tax liability for Reuters consolidated and combined returns for periods during which we or our affiliates are included in these returns will be determined on the basis of pro forma consolidated and combined returns prepared in accordance with certain principles set forth in the tax-sharing agreement and will also reflect any audit adjustment to these amounts. We have agreed to cooperate in good faith with Reuters in the preparation of the pro forma returns and make reasonably available any documents, information or employees for that preparation. We will prepare and file all tax returns and pay all taxes due with respect to all tax returns required to be filed by us for all tax periods after we cease to be a member of the Reuters consolidated tax group and for state and local jurisdictions in which our return is not combined or consolidated with Reuters return. For as long as Reuters owns more than 50% of our common stock, Reuters has the right to review and approve our tax returns, and under certain circumstances we may be required to treat items on its tax returns as Reuters may direct.

In the United Kingdom, prior to the Island merger on September 2, 2002, we were able to surrender tax losses to Reuters U.K. affiliates or receive tax losses from them. Certain actions by us also could impose a U.K. tax charge on Reuters. We have entered into a U.K. tax sharing agreement, which requires us to pay Reuters or Reuters to pay us for such losses received from Reuters or surrendered to Reuters. In addition, in the U.K. tax sharing agreement, we will indemnify Reuters for any tax charge imposed on Reuters as a result of our actions.

Corporate Services Agreement

In May 2001, we entered into a services agreement with Reuters under which we and Reuters agreed provide to each other various services. Under the automatic termination provisions of the agreement, certain of these services terminated in November 2002, however, we and Reuters will continue to have the option to provide to each other various services, including HMO and dental benefits, insurance, travel services, training, printing and publication services, options plan administration, payroll services, certain facilities in the United States, software, systems and network security consultancy, and the mutual use of lobbyists.

Sublease with Reuters for Our Corporate Headquarters at 3 Times Square

We have entered into an agreement with Reuters for our sublease of office space at 3 Times Square for our corporate headquarters. The term of the sublease is 20 years, until 2021, with a one-time right of termination as to approximately half the space after 10 years.

Amended and Restated Corporate Agreement

We have entered into an amended and restated corporate agreement with Reuters. Under this agreement, so long as Reuters beneficially owns at least 8,000,000 Instinet common shares, but less than 10% of our then-outstanding voting stock, Reuters will have the right to nominate one director to our board of directors.

So long as Reuters beneficially owns at least 8,000,000 shares and 10% or more but less than a majority of our then-outstanding voting stock, Reuters will have the right to nominate a number of directors approximately equal to its percentage ownership multiplied by the total number of members of our board of directors. However, while Reuters beneficially owns at least 8,000,000 shares and 10% or more but less than a majority of our then-outstanding voting stock, Reuters may nominate at least one director but not 50% or more of our directors.

As of the date on which Reuters ceases to beneficially own at least 8,000,000 shares of our then-outstanding voting stock, Reuters will not have the right to nominate any directors except that, if we grant any third party the right to nominate directors based on an ownership threshold of less than 10%, then Reuters will have director nomination rights that correspond with that threshold.

At any time when Reuters beneficially owns at least 8,000,000 shares (or, if applicable, the lower threshold as applied to third parties) but less than a majority of our then-outstanding voting stock and Reuters has not nominated the full number of directors to which it is entitled, at the request of Reuters, we will use our commercially reasonable efforts to solicit stockholder approval to increase the number of authorized directors permitted under its certificate of incorporation and bylaws to allow Reuters to nominate the full number of directors to which it is entitled. So long as Reuters beneficially owns a majority of our then-outstanding voting stock, Reuters will have the right to nominate as many directors as it chooses, subject to our certificate of incorporation and bylaws, the Island stockholders agreement and applicable law. These director designation rights are transferable to a transferee of Reuters, subject to some restrictions.

In addition, subject to applicable legal and regulatory requirements, Reuters will continue to have board committee representation rights based upon its percentage ownership of outstanding Instinet common shares.

In addition, under the amended and restated corporate agreement, as long as Reuters beneficially owns at least 35% but less than a majority of our then-outstanding voting stock, we will be required to obtain its consent in order to consummate specified significant transactions, including equity issuances and acquisitions and sales or other dispositions of businesses, entities or assets that, in each case, exceed specified thresholds. As long as Reuters owns a majority of our then-outstanding voting stock, we will need Reuters consent to incur net indebtedness (indebtedness for borrowed money less cash on hand) in excess of an aggregate of $400 million, excluding any indebtedness incurred by Instinet in the ordinary course of its brokerage or similar businesses in connection with its clearing of securities trades or its obligations to securities exchanges or clearing systems.

We have agreed not to take any action voluntarily that would reduce or could reasonably be expected to reduce Reuters ownership of our outstanding voting stock to less than 51% of our capital stock or our then- outstanding voting stock, or that would further dilute Reuters ownership during a period immediately following a decrease in Reuters ownership below 51% of our then-outstanding voting stock, without Reuters consent. If we become aware of any event that has caused Reuters to own less than 51% of our capital stock or our then-outstanding voting stock, or which could reasonably be expected to cause a reduction in Reuters ownership of Instinet common stock to less than 53% of Instinet’s capital stock or our then-outstanding voting stock, Instinet is required to notify Reuters and to disclose publicly all material information about any such event as soon as practicable so that Reuters may acquire additional shares of our stock in the public markets, subject to our limited right temporarily to defer such disclosure if it would be materially detrimental to us.

So long as Reuters beneficially owns more than 30% of our then-outstanding voting stock, we have agreed not to seek to become registered as a national securities exchange, without Reuters prior consent, if such registration would materially affect Reuters ability to exercise its voting and other rights related to its ownership of Instinet common shares. If the SEC seeks to require us to register as a national securities exchange, we will take all commercially reasonable actions to mitigate the effect on Reuters rights, including implementing changes in our corporate structure and operations as appropriate, although it would not be required to take any action which would materially adversely affect any material part of its business or its consolidated financial condition or results of operations.

In addition, we will provide Reuters with access to financial and other specified information and certain audit rights. We also may not take any action that would violate a stock exchange rule or similar requirement applicable to Reuters.

We have agreed to effect, upon Reuters demand and subject to customary provisions, the registration under applicable federal and state securities laws of any common stock Reuters beneficially owns. At the time Reuters and its transferees (or subsequent transferees) each beneficially owns less than 20% of our then-outstanding voting stock, Reuters and its transferees (or subsequent transferees) together will be limited to three of these demand rights (plus unlimited rights to demand registration on Form S-3). Reuters and its transferees (or subsequent transferees) also have the right, subject to customary provisions and limitations, to include any shares of common stock it beneficially owns in any registration we effect for our own public offering of shares or on behalf of other stockholders having the right to request registration of their shares.

However, we entered into a new registration rights agreement with Reuters, the principal Island stockholders and others of its stockholders, in connection with the Island acquisition, and it was agreed that Reuters registration rights under the amended and restated corporate agreement will be suspended for so long as the new registration rights agreement is in effect.

If Reuters transfers, sells or otherwise disposes of a majority of our then-outstanding voting stock, the transferee will generally succeed to the same rights that Reuters previously had by virtue of its ownership of a majority of our then-outstanding voting stock, subject to Reuters option to retain certain of the rights associated with its majority ownership position. If Reuters transfers, sells or otherwise disposes of less than a majority of our then-outstanding voting stock, then that transferee may have only those rights that Reuters would have had at an equivalent level of ownership.

Radianz

Radianz, which is wholly-owned by Reuters, currently provides network communications services to us and various other Reuters companies through an agreement with Reuters to which we are not a party but under which we get the benefit. Reuters has terminated this agreement effective May 22, 2005. We intend to enter into an agreement directly with Radianz for these services prior to the termination date. On March 10, 2005, BT Group plc entered into an agreement to acquire Radianz from Reuters. The transaction is anticipated to be completed by the end of the second quarter of 2005, subject to final regulatory approvals and other customary closing conditions.

Research and Analytics Sold to Reuters

As of September 28, 2001, we sold to Reuters our Research and Analytics (R&A) product, an analytic software application that incorporates quotes, news, and access to the INET trading application. Despite the sale of the R&A business to Reuters, we will continue to make available soft-dollar payment options to our customers in connection with their use of the R&A product and any replacement product. Until June 18, 2003, Reuters agreed not to provide any soft-dollar payment options to certain R&A customers, directly or through a third party, other than through us.

In connection with the R&A transaction, we entered into a mutual services agreement with Reuters under which we continued to assist Reuters in supporting and managing the R&A business through April 30, 2004. This agreement terminated on June 18, 2003 although we agreed to continue to provide support services for the R&A business through July 31, 2004. As of July 31, 2004, we ceased to provide R&A support services to Reuters under the mutual services agreement and have no further obligations in this respect.

During this period, in consideration for Reuters providing these services and assurances, we have committed to pay to Reuters an amount based on the number of such customers who subscribe to the R&A product and any replacement product. We made a one-time payment to Reuters of approximately $1.8 million for these services and assurances following the sale in 2001, and we paid Reuters an additional $1.2 million on June 18, 2003 as a shared client or business integration expense. In addition, we agreed with Reuters to provide assistance in migrating R&A customers to a modified Reuters desktop product and agreed to an incentive arrangement scheme depending on our and Reuters success in accomplishing such a migration.

Agreements Relating to Integration of Effix Software into Certain Instinet Applications

We have entered into agreements with Effix S.A., a wholly owned subsidiary of Reuters, relating to the integration of Effix software into certain of our applications. The integration of this software will enable us to offer our clients an alternative means of accessing our trading system. The testing and certification agreement provides that Effix S.A. will undertake development and testing associated with that integration. The agreement has an indefinite term and is subject to termination by either party upon thirty days’ written notice.

Under an additional agreement with Reuters A.G., Reuters has agreed to provide and support the integrated products to one mutual client in Germany. The agreement has an indefinite term and is subject to termination by either party upon thirty days’ notice of the other’s material breach. We are in discussions with Reuters regarding a similar agreement to cover all of our mutual clients.

Facilities Management Agreement

We have entered into a facilities management services agreement with Reuters America Inc. (now Reuters America LLC) and Canon Business Services relating to facilities management services provided by Canon to Reuters and Instinet at 3 Times Square, New York, New York. The initial term of this agreement is five years, commencing on July 1, 2001, with a month to month renewal after the initial term, unless terminated upon (i) ninety days’ notice during the initial term, or (ii) thirty days’ notice for subsequent month to month terms.

TIBCO Software Agreements

We have entered into a software license agreement with TIBCO Finance Technology, Inc., a subsidiary of Reuters, which subsequently merged into Reuters America Inc. (now Reuters America LLC), under which Reuters has granted us non-exclusive licenses for various Reuters software products and Reuters has agreed to perform certain services for us, such as software development, testing and integration of Reuters software products. The licenses are perpetual, except that Reuters may terminate the licenses if there is a material breach of the agreement by us, which is not cured. Either party may terminate the agreement if there is a material breach of the agreement, which is not cured.

We have also entered into a software maintenance agreement with Reuters under which Reuters has agreed to provide maintenance for the Reuters software products licensed to us under the software license agreement. The initial term of this agreement is three years. The agreement automatically renews for one year terms unless terminated (i) upon sixty days’ notice prior to the expiration of any term, (ii) upon sixty days’ notice if there is a default which is not cured, (iii) upon sixty days’ notice if Reuters no longer supports a previously covered software product or (iv) if the software license agreement is terminated.

Reuters Trust Principles

Reuters is subject to a set of principles, known as the Reuters Trust Principles, set forth in Reuters organizational documents and safeguarded by the directors of a separate entity that holds a single “Founder’s Share” in Reuters, which can be used to outvote all the ordinary shares of Reuters in certain circumstances. These principles are as follows:

•	Reuters shall at no time pass into the hands of any one interest, group or faction;

•	the integrity, independence and freedom from bias of Reuters shall at all times be fully preserved;

•	Reuters shall supply unbiased and reliable news services to newspapers, news agencies, broadcasters and other media subscribers and to businesses, governments, institutions, individuals and others with whom Reuters has or may have contracts;

•	Reuters shall pay due regard to the many interests that it serves in addition to those of the media; and

•	no effort shall be spared to expand, develop and adapt the news and other services and products of Reuters so as to maintain its leading position in the international news and information business.

Reuters subsidiaries that supply news services are also subject to these principles. If we are deemed to supply news services at a time when Reuters beneficially owns more than 50% of our common stock, we will be subject to these principles. If applicable, these principles may influence how we conduct our business. In addition, to the extent that these principles apply, they may affect Reuters ability to enter into a transaction that would effect a change of control in our corporation.

Other Agreements

Island Stockholders Agreement

Corporate Governance and Voting

We have entered into a stockholders agreement with Reuters, the former principal Island stockholders (TA Associates, Inc., Silver Lake Partners and Bain Capital) and Mr. Nicoll. Under this agreement, each group of the former principal Island stockholders has the right to nominate one member of Instinet’s board of directors, so long as it owns at least 8,000,000 Instinet common shares that were issued as merger consideration and so long as it is a party to the Island stockholders agreement. The principal Island stockholders are also entitled to designate additional directors in most instances when the total number of members of Instinet’s board of directors is increased beyond 13. A director nominated by a principal Island stockholder may not hold a position at any entity that the nominating committee of Instinet’s board of directors reasonably determines to be a competitor of Instinet. If a principal Island stockholder ceases to own 8,000,000 Instinet common shares that are subject to the Island stockholders agreement, then the director on Instinet’s board of directors nominated by such principal Island stockholder shall be required to tender his or her resignation.

In December 2003, Silver Lake withdrew its participation in the stockholder agreement and its director nominee resigned from Instinet’s Board of Directors. Silver Lake does not currently own any Instinet common stock. To date, both TA Associates and Bain Capital have sold part of their holdings in Instinet common stock but each still own at least 8,000,000 shares of Instinet common stock.

As long as at least two principal Island stockholders have the right to designate a director, each committee of the board of directors of Instinet will, subject to applicable legal and regulatory requirements, include at least one of the directors nominated by the principal Island stockholders. In addition, a new committee, consisting solely of one director designated by the principal Island stockholders, one director nominated by Reuters and the chief executive officer, has been established to determine the process by which Instinet will approve transactions and relationships entered into between Instinet, on the one hand, and Reuters, on the other hand.

Reuters and the principal Island stockholders have agreed to vote in favor of the election of, and, in the case of the individuals described in the second and third bullet points below, Reuters has agreed not to vote in favor of the removal (except for cause) of, the following individuals as Instinet directors:

•	each other’s director nominees,

•	until the earliest of (i) the third anniversary of the merger, (ii) the date on which Reuters ceases to own at least 35% of Instinet’s then-outstanding voting stock and (iii) the first date on which less than two of the principal Island stockholders are entitled to nominate a director, three individuals nominated in accordance with the terms of the Island stockholders agreement who qualify as independent directors under NASDAQ rules, and

•	until the earlier of the date on which Reuters ceases to own 35% of Instinet’s then-outstanding voting stock and the first date on which less than two of the principal Island stockholders are entitled to nominate a director, the chief executive officer of Instinet.

Reuters and the principal Island stockholders have also agreed that, so long as Reuters owns a majority of Instinet’s then-outstanding voting stock and at least two of the principal Island stockholders are entitled to nominate directors, they will vote in favor of any issuance of Instinet’s equity securities that has been approved by a majority of Instinet’s directors, except that Reuters is not obligated to vote for any equity issuance that would cause it to own less than 51% of Instinet’s then-outstanding voting stock or less than 51% of Instinet’s capital stock.

Except for sales made in the public markets or pursuant to the exercise of its registration rights, Reuters may not sell Instinet common shares representing 10% or more of Instinet’s then-outstanding voting stock to a transferee unless that transferee agrees to comply with Reuters voting obligations under the Island stockholders agreement.

Transfer Restrictions

With some limited exceptions, no party to the Island stockholders agreement will be permitted to transfer Instinet common shares received as merger consideration prior to the earlier of the first anniversary of the merger and the date on which Mr. Nicoll is terminated as Instinet’s chief executive officer, unless he is terminated for cause or with the consent of at least two of the principal Island stockholders. After this initial lock-up period and until the third anniversary of the merger, the principal Island stockholders have agreed that their sales of Instinet common shares will be subject to volume restrictions applied to them as a group, except with respect to sales in connection with underwritten public offerings.

In connection with Datek’s merger with Ameritrade Holding Corporation, Datek distributed its shares of Island common stock to its stockholders prior to the closing of that merger, which was completed prior to our merger. Under the Island stockholders agreement, any such shares that were issued by Datek and held by the Island stockholders that are party to the Island stockholders agreement are subject to the same restrictions on transfer as their Instinet common shares.

Reuters Standstill Obligations

Under the Island stockholders agreement, Reuters has agreed to certain restrictions that we refer to as standstill restrictions. Until the earlier of the third anniversary of the merger and the date on which less than two of the principal Island stockholders are entitled to nominate directors, Reuters will not acquire additional Instinet common shares other than in privately negotiated transactions (provided that a specified number of common shares remain in the public markets) and other specified situations, except to maintain its ownership level at the effective time of the merger. Reuters also has agreed that, while the preceding purchase restrictions are in effect, it will not engage in a going-private transaction with Instinet except on a confidential basis. Instinet has agreed that if it holds discussions with any third party relating to a transaction involving the acquisition of Instinet, Instinet will participate in parallel discussions with Reuters and will otherwise treat Reuters on a comparable basis with any third party with whom Instinet is discussing an acquisition transaction. The preceding restrictions will no longer apply to Reuters 90 days after the first date on which Reuters ceases to own 35% or more of Instinet’s then-outstanding voting stock.

Except for sales made in the public markets or pursuant to the exercise of its registration rights, so long as Reuters owns at least 20% of Instinet’s then-outstanding voting stock, it may not sell Instinet common shares to a transferee who would, after such sale, own 35% or more of Instinet’s then-outstanding voting stock unless that transferee agrees to comply with Reuters standstill obligations under the Island stockholders agreement, subject to certain adjustments depending on the ownership level of the transferee.

Related Party Transactions

The Island stockholders agreement provides that, so long as Reuters owns a majority of Instinet’s then-outstanding voting stock or directors affiliated with Reuters constitute a majority of Instinet’s board of directors and at least two Island stockholders are entitled to nominate directors, Instinet’s board of directors will maintain a committee consisting of one director nominated by the principal Island stockholders, one director nominated by Reuters and Instinet’s chief executive officer that will determine the process by which transactions between Reuters and Instinet are reviewed and approved. Some types of transactions involving Reuters and Instinet will require the vote of a majority of Instinet’s directors that qualify as independent directors under NASDAQ rules and the directors designated by the Island stockholders, voting together.

Termination

The Island stockholders agreement terminates on the tenth anniversary of the merger. Any Island stockholder may terminate the agreement as to itself and its affiliates at any time after the expiration of the initial lock-up period described under “Transfer Restrictions,” but the terminating Island stockholder and its affiliates will lose all rights under the Island stockholders agreement, including the right to nominate directors.

Registration Rights Agreement

We entered into a registration rights agreement with Reuters, the former principal Island stockholders and other significant Island stockholders, including Finanzas B.V., Mr. Nicoll and some of the other stockholders of Instinet. Reuters existing registration rights contained in the amended and restated corporate agreement have been suspended, and replaced with the rights under the registration rights agreement, so long as the registration rights agreement is in effect.

Pursuant to the registration rights agreement, various groups of Instinet stockholders have the right, for a period of six years, to demand that Instinet register for resale some of their Instinet common shares (which, for Reuters, would be all Instinet common shares held by Reuters, and for groups of stockholders other than Reuters, would be the shares received in the merger or in other acquisition transactions) subject to various limitations.

Under the registration rights agreement, for a period of six years, all of the parties to the registration rights agreement have “piggyback” registration rights with respect to any registered offering made by Instinet or by other stockholders. As a result, if Instinet proposed to register under the Securities Act any Instinet common shares for sale to the public, Instinet would be obligated to give the stockholder parties to the registration rights agreement the right to include their Instinet common shares in the offering. However, if the underwriters limited the number of shares that could be included in any underwritten offering initiated by Instinet, the shares to be offered by Instinet would be included prior to shares being offered by the stockholders.

APPENDIX A

INSTINET GROUP 2005 ANNUAL CASH INCENTIVE PLAN

I. PURPOSE

The Instinet Group 2005 Annual Cash Incentive Plan (the “Plan”) of Instinet Group Incorporated (the “Company”) is designed to provide a significant and variable economic opportunity to selected officers and employees of the Company and its subsidiaries. The payments under the Plan are intended to qualify under Section 162(m)(4)(C) of the Code (as defined below) as excluded from the term “applicable employee remuneration” and all provisions hereof shall be construed in a manner so to comply. The Plan will become effective on January 1, 2005 (the “Effective Date”) subject to approval by the Company’s stockholders, and its term shall be for five years from the Effective Date unless earlier terminated by the Company pursuant to Section VII.

II. DEFINITIONS

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Bonus” shall mean a bonus award with respect to a Measurement Period expressed as a dollar amount, as determined by the Committee and payable to a Participant pursuant to the terms of the Plan.

(c) “Cause” means (i) “Cause” as defined in any Individual Agreement to which the Participant is a party that is then in effect, or (ii) if there is no such Individual Agreement or if it does not define “Cause,” termination of the Participant’s employment by the Company or any of its subsidiaries or affiliates because of (A) a Participant’s unjustified willful failure to carry out any reasonable lawful written order of the Company relating to the Participant’s performance of his duties (using the same criteria as would be applied to other executives of like level of the Company) that continues for ten business days after Participant is notified of such failure in writing, (B) diverting or usurping a corporate opportunity of the Company unless Participant makes such opportunity available to the Company and relinquishes all Participant’s right, title and interest therein within ten days after the Company notifies Participant in writing requesting that Participant take such action, (C) gross negligence or recklessness by Participant in the performance of his duties hereunder (using the same criteria as would be applied to other executives of like level of the Company) that continues for ten business days after Participant is notified in writing of his actions constituting such gross negligence or recklessness, (D) fraud, dishonesty or other acts or omissions by Participant resulting in a breach of a fiduciary or other material duty to the Company, or (E) the conviction of Participant of a felony (other than vehicular manslaughter). The Committee shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(e) “Committee” shall mean the Compensation Committee or other independent committee of the Board referred to in Article III hereof.

(f) “Company” shall mean Instinet Group Incorporated, a Delaware corporation, and its successors.

(g) “Determination Date” shall mean the date following the conclusion of a particular Measurement Period on which the Committee certifies whether and to what extent the applicable Performance Goals have been satisfied and determines and approves the amount of a Participant’s Bonus under the Plan.

(h) “Disinterested Director” shall mean a director who qualifies as an “outside director” for purposes of Section 162(m) of the Code.

(i) “Individual Agreement” shall mean a written employment, change in control, consulting or similar agreement between a Participant and the Company or one of its subsidiaries that is in full force and effect as of a relevant date.

(j) “Measurement Period” shall have the meaning set forth in Article V hereof.

(k) “Participant” shall mean an employee of the Company or any of its subsidiaries who is designated by the Committee and who is or is expected to be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company is expected to be entitled to a federal income tax deduction with respect to the Bonus payable hereunder and any other key employee who may be designated by the Committee as a Participant from time to time.

(l) “Payment Date” shall mean the date or dates on or following the Determination Date on which all or a portion of a Participant’s Bonus is paid, as selected by the Committee; provided that no Payment Date shall be later than the later of (i) the date that is 2 1/2 months from the end of the Participant’s first taxable year in which the Bonus is no longer subject to a substantial risk of forfeiture (as defined for purposes of Section 409A of the Code) or (ii) the date that is 2 1/2 months from the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture (as defined for purposes of Section 409A of the Code).

(m) “Performance Goals” shall have the meaning set forth in Article V hereof.

III. ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board that, in either case, is composed of not less than two Disinterested Directors, each of whom shall be appointed by and serve at the pleasure of the Board.

In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. Any determinations made by the Committee in connection with the Plan shall be final and binding on the Company, its affiliates, subsidiaries and their respective stockholders and each Participant in the Plan.

IV. ELIGIBILITY

The Committee shall, in its sole discretion, determine for each Measurement Period those executive officers and other key employees of the Company and its subsidiaries who shall be Participants in the Plan for such Measurement Period. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length, nor shall participation in the Plan by any Participant during any Measurement Period entitle such Participant to continued participation in the Plan during any subsequent Measurement Period.

V. DETERMINATION OF BONUSES

(a) Establishment of Performance Goals. The Performance Goals applicable to the determination of an individual Participant’s Bonus with respect to a particular Measurement Period shall be established by the Committee, prior to the commencement of a Measurement Period (or as soon as reasonably practicable after the commencement of a Measurement Period, but in all events within the time period required by Section 162(m) of the Code).

(b) Measurement Period. The “Measurement Period” shall be the fiscal year of the Company, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to a particular fiscal year or a particular Participant.

(c) Performance Goals. The “Performance Goals” established by the Committee shall be based on one or more of the following criteria: (i) pre-tax or after-tax return on equity; (ii) earnings per share; (iii) pre-tax or after-tax net income; (iv) business unit or departmental pre-tax or after-tax income; (v) operating profit or income; (vi) operating margin; (vii) net income margin; (viii) revenue; (ix) revenue growth; (x) earnings before interest, tax, depreciation and amortization; (xi) book value per share; (xii) market price per share; (xiii) relative performance to peer group companies; (xiv) expense management; and (xv) total return to stockholders. Performance Goals may be established in respect of the Company or any of its subsidiaries, affiliates, business units or divisions and/or the Company’s or any of its subsidiary’s, affiliate’s, business unit’s or division’s worldwide, regional or country specific operations (or any combination of the foregoing). Performance Goals shall specify whether they are to be measured relative to budgeted or other internal goals, operations, performance or results of the Company and/or any of its subsidiaries, affiliates, business units or divisions, or relative to the performance of one or more peer groups of the Company and/or any of its subsidiaries, affiliates, business units or divisions, with the composition of any such peer groups to be determined by the Committee at the time the Performance Goal is established. Performance Goals may be stated in the alternative or in combination. The measurement of any Performance Goals may exclude the impact of charges for extraordinary, unusual or non-recurring items (including without limitation charges for restructurings and discontinued operations), and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

(d) Determination of Bonus. A Participant’s Bonus, if any, shall consist of a dollar amount determined by the Committee based upon the degree of attainment of the Performance Goal(s) during the relevant Measurement Period, each as established by the Committee for a Participant, and subject to written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions for the earning and payment of the Bonus have been satisfied and the Committee’s right, in its sole discretion, to reduce the Bonus amount as so determined (under which circumstances the Participant shall have no right to receive the amount of such reduction even if the Performance Goals are met). Notwithstanding the foregoing sentence, the Committee may not alter the terms or conditions of any Bonus set forth in any Individual Agreement provided that such terms and conditions have been approved by the Committee, and are otherwise consistent with the provisions of Section 162(m) of the Code and the terms of the Plan. In no event shall a Bonus be paid to a Participant unless and until the Plan has been approved by the Company’s stockholders.

(e) Payment of a Bonus. On the Determination Date of a Bonus under the Plan, the Committee shall establish the Payment Date for all or a portion of such Bonus. Bonuses under the Plan shall be payable in cash. The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonuses payable hereunder or to elect to accept equity, including restricted shares, for some or all of such Participant’s Bonus; provided that any such deferrals or elections will be structured in a way so as not to result in any excise tax under Section 409A of the Code.

(f) Maximum Bonus Payable. The maximum aggregate Bonus amounts payable to a Participant under the Plan for any fiscal year of the Company shall be $10,000,000.

VI. TERMINATION OF EMPLOYMENT

A Participant shall not be entitled to receive a Bonus hereunder for a particular Measurement Period, unless he or she is employed by the Company as of the end of the Measurement Period. A Participant who remains employed through the last day of the Measurement Period but whose employment is terminated by the Company prior to the Payment Date shall be entitled to receive a Bonus with respect to such Measurement Period as determined by the Committee in its sole discretion in accordance with the terms of the Plan, provided that, in no event shall a Participant whose employment is terminated by the Company for Cause be eligible to receive a Bonus under the Plan.

VII. AMENDMENT AND TERMINATION

The Board shall have the right to amend, modify, suspend or terminate the Plan from time to time, but no such amendment, modification, suspension or termination shall, without prior approval of the Company’s stockholders, alter the business criteria on which the Performance Goals are based, increase the amount set forth in Section (f) of Article V or materially modify the requirements regarding eligibility for participation in the Plan, nor shall any such amendment, modification or termination impair, without the consent of the Participant affected, any Bonus that has been certified and approved by the Committee prior to the effective date of the amendment, modification, suspension or termination.

VIII. MISCELLANEOUS

Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. Bonuses payable under the Plan shall be subject to all applicable employment and income tax withholding. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company or its subsidiaries. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

APPENDIX B

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

(As Amended and Restated on January 27, 2005)

Purpose and Authority

The Audit Committee (“Committee”) of the Board of Directors (“Board”) of Instinet Group Incorporated (“Corporation”) shall assist the Board in fulfilling its responsibilities with respect to the Corporation’s financial reporting practices and principles, including but not limited to the CEO and CFO financial reporting certifications required by the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of the processes and controls related thereto; the quality of the Corporation’s system of internal controls, disclosure controls and procedures, and measures to assure compliance with the Corporation’s policies and procedures and financial controls; the effectiveness of the Corporation’s risk management processes; and the independence and performance of the Corporation’s independent auditors. In that regard, the Committee is granted the authority to investigate any matter or activity involving financial accounting, financial reporting or the internal controls of the Corporation. The Committee shall have the authority to retain external professionals to render advice and counsel in such matters. The scope of the Committee’s responsibilities shall extend to all Instinet business units globally. The Committee shall make reports and recommendations to the Board as it deems appropriate.

Composition

The Committee shall be composed of no fewer than three independent directors appointed by the Board. In accordance with the independence and experience requirements of the Act and the National Association of Securities Dealers (“NASD”), or otherwise as the Congress or NASD may from time to time require, the members of the Committee shall (1) have no relationship with the Corporation which would interfere with their exercise of independent judgment in carrying out their responsibilities; (2) refuse to accept any consulting, advisory or compensatory fee from the Corporation other than as a member of the Committee or the Board; (3) be able to read and understand fundamental financial statements or shall become able to do so, as determined by the Board, within a reasonable period of time after appointment to the Committee; and (4) include at least one person with accounting or related financial management experience that results in that person’s satisfying the definition of “financial expert” as set forth in the Act, as determined by the Board. The Board shall elect the members of the Committee annually at a meeting of the full Board. The members of the Committee shall be listed in the annual report to shareholders.

One member of the Committee shall be elected Committee Chair by the Board. In the absence of the Chair at any meeting of the Committee, those members of the Committee present shall designate a Committee member to serve as Acting Chair.

The Committee may establish one or more Ad Hoc/Advisory Subcommittees composed of Board members and/or others. Such Ad Hoc/Advisory Subcommittees shall follow the same procedures followed by the full Committee.

The Board shall assign one or more officers of the Corporation to assist the Committee and to perform liaison functions between the Corporation’s staff and the Committee.

Meetings

The Committee shall meet at least four times annually, with additional meetings called as the Committee deems appropriate. Meetings of the Committee shall be called by the Chair or the Chair’s designee, and the agenda for each meeting should be approved by the Committee Chair. Minutes of all meetings shall be maintained and made available to the full Board upon request. The Chair shall report to the full Board regarding activities at each Committee meeting. In addition, the Committee is to meet periodically in separate executive sessions with the independent auditors and internal audit department.

A quorum at any Committee meeting shall be a majority of the members of the Committee. Meetings of the Committee are open to all Board members and invited guests. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent auditors and internal audit department be present at Committee meetings.

General Duties

The Committee is part of the Board and shall regularly report to the Board the results of its activities described in this charter. The Committee shall review and reassess the adequacy of this charter annually, and recommend any proposed changes to the Board for approval, in compliance with the Act and applicable NASD Audit Committee requirements. This charter shall be published as an appendix to the proxy statement each year. The Committee shall undertake matters not specified in this charter as may be assigned from time to time by the Board.

The Committee shall conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this charter.

The Committee shall provide an avenue for open and direct communication among internal audit, the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee. The independent auditors are ultimately accountable to the Committee and the Board. The Committee has the authority and is directly responsible for the appointment, compensation, oversight and, where appropriate, replacement of the independent auditors. The Committee’s policy as required by the Act is that the external auditor rotate its lead and reviewing partners engaged in the Corporation’s audit at least once every five years.

The Committee shall establish procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

While the Committee has the duties and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. It is also not the duty of the Committee to conduct investigations, resolve disagreements, if any, between management and the independent auditors, or assure compliance with laws and regulations and the Corporation’s business conduct guidelines. These are the responsibility of management and the independent auditors.

Specific Duties

Financial Reporting Process

•	Prepare and approve, acting on the advice of counsel, an annual report of the Committee for inclusion in the Corporation’s annual proxy statement.

•	Review with management and the independent auditors the Corporation’s annual audited financial statements, related footnotes and financial information, including the following:

•	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

•	The reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls and disclosure controls and procedures.

•	Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered by the independent auditors during the audit.

•	Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61, as amended by SAS 90, relating to the conduct of the audit.

•	If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Corporation’s annual report on Form 10-K.

•	Have predetermined arrangements with the independent auditors regarding the Corporation’s earnings release and quarterly report on Form 10-Q, including the following:

•	For the earnings release, the independent auditors will advise the entire Committee directly of any issues identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related earnings release or, if not practicable, prior to filing the Corporation’s quarterly report on Form 10-Q. The full Committee shall review with management and the independent auditors the Corporation’s quarterly financial statements prior to the related earnings release.

•	For the quarterly report on Form 10-Q, the independent auditors will advise the Committee through its Chair, and the entire Committee directly in the case of the Form 10-K for the entire fiscal year, of any issues identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to filing the Corporation’s quarterly report on Form 10-Q. Prior to filing the Corporation’s quarterly report on Form 10-Q, each member of the Committee shall review the Form 10-Q and provide comments, if applicable. The Chair shall then review with management and the independent auditors the Corporation’s quarterly report on Form 10-Q prior to the Corporation’s filing of its quarterly report on Form 10-Q; however, in the case of the Form 10-K for the entire fiscal year, the full Committee shall perform such review. The Chair will receive a confirmation from the independent auditors at the end of each of the first three quarters of the fiscal year, and in the case of the fiscal year-end, the Committee will receive a written confirmation provided by the independent auditors for the fiscal year, that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

Management

Meet periodically with the management to discuss, or review reports from management as the Committee may request, concerning:

•	Management’s internal controls and disclosure controls and procedures, the efficacy of such controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

•	The responsiveness of the independent auditors to the Corporation’s needs.

•	Any relevant material recommendations from the independent auditors and management’s response, including follow-up actions, to the assessments provided by both the internal and independent auditors.

•	Significant accounting and reporting principles, practices, procedures and controls applied by the Corporation in preparing its financial statements.

•	The Corporation’s policies and procedures regarding business ethics and compliance with the Corporation’s policies and procedures.

•	The Corporation’s risk policies and procedures, any significant risks or exposures, including those relating to litigation and other legal and regulatory matters that may have a material impact on the financial statements, and the steps management has taken to address them.

•	The Corporation’s corporate business plan, the related budget and the Corporation’s performance with respect to the corporate business plan and budget.

•	The results of examinations performed by regulatory authorities and management’s response.

•	Management’s recommendation with respect to the appointment of independent auditors.

•	The Corporation’s tax policies and any pending audits or assessments.

Internal Audit

•	Cooperate and coordinate with the internal audit department in the performance of the department’s duties, and assess the effectiveness of the internal audit function. The Committee shall review and concur with any appointment of the senior internal audit executive. The Committee shall review, and may request reports from the internal audit department concerning, the internal audit department’s budget, staffing, qualifications and audit plan, as well as the scope of all internal audits.

•	Meet periodically with internal audit, or review reports as the Committee may request, to review relevant material recommendations of the internal or independent auditors, any significant risks and exposures, the internal audit department’s risk assessment procedures, the adequacy of internal accounting controls, and compliance with the Corporation’s policies and procedures and financial controls.

Independent Auditors

•	Report to the Board on the Committee’s selection, retention or termination of the Corporation’s independent auditors. The Committee shall review the performance of the independent auditors and report to the Board regarding any actions the Committee deems appropriate to ensure the independence and objectivity of the independent auditors. The Committee shall approve the compensation arrangements for the independent auditors.

•	Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the company as contemplated by the applicable NASD Audit Committee requirements and Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, including but not limited to assuring that the Corporation’s CEO, Controller, CFO or Chief Accounting Officer (or their equivalent) was not employed by the independent auditors and did not participate in the Corporation’s audit during the three-year period preceding the audit initiation.

•	Engage in a dialogue with the independent auditors with respect to disclosed relationships or services that may impact the objectivity and independence of the auditors, and recommend that the full Board take appropriate action to oversee the independence of the independent auditors.

•	Approve in advance any audit or permitted non-audit services provided by the independent auditor. Certain types of non-audit services are prohibited by both the Act and the Corporation’s policy. See Corporation’s External Auditor Utilization Policy.

•	Meet periodically with the independent auditors, or review reports from the independent auditors as the Committee may request, to:

•	Ascertain or confirm that the independent auditors have received all explanations and had access to all information considered necessary to conduct the audit, including a review of any difficulties encountered in the course of auditing.

•	Review the quality and adequacy of internal accounting principles and controls used in financial reporting and procedures, the results of the annual audit of the Corporation’s financial statements and any matters the independent auditors consider desirable or necessary under generally accepted auditing standards.

•

Review critical accounting and reporting principles, policies, practices, procedures and controls applied by the Corporation in preparing its financial statements, including significant developments in accounting rules and changes in the Corporation’s methods of accounting; any alternative treatments of financial information under generally accepted accounting principles (“GAAP”) that have been discussed with management; and any other material written communications with management.

•	Maintain a record of the independent auditors’ assessment of the quality of the Corporation’s accounting and financial reporting controls, as outlined in SAS 61, as amended by SAS 90, and confirmation that they concur with management’s representation concerning audit adjustments.

•	Review the scope and general extent of the annual audit of the Corporation’s financial statements including a discussion of the review of risk, including fraud and other major risk factors, and the system of internal controls. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

•	Review results of the annual audit of the Corporation’s financial statements and the proposed certification of the audited financial statements.

•	Inquire of the independent auditors whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company’s financial statements.

Legal and Compliance

•	Review periodically with the General Counsel and Director of Global Compliance (i) legal and regulatory matters that may have a material impact on the Corporation’s financial statements, and (ii) the scope and effectiveness of compliance policies and programs.

•	Review at least annually with senior management, including the General Counsel, compliance with, the adequacy of and requests for waivers under the Corporation’s code of business conduct and ethics.

PROXY

INSTINET GROUP INCORPORATED

3 Times Square

New York, New York 10036

This Proxy is Solicited on Behalf of the Board of Directors

for our Annual Meeting, May 16, 2005

Each stockholder signing this Proxy hereby appoints Paul Merolla and John Fay, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Instinet Group Incorporated held of record by the signer on March 18, 2005, at the annual meeting of stockholders of Instinet Group Incorporated to be held on May 16, 2005, or any adjournments or postponements thereof, for all matters as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting. Each stockholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 15, 2005 and hereby expressly revokes any and all proxies theretofore given or executed by the undersigned with respect to the shares of common stock represented by this Proxy and by filing this Proxy with the Secretary of Instinet Group Incorporated gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL FOUR NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF, FOR PROPOSAL TWO, TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE 2005 FISCAL YEAR, AND FOR PROPOSAL THREE, TO APPROVE THE INSTINET GROUP 2005 ANNUAL CASH INCENTIVE PLAN. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS THAT PROPERLY COME BEFORE THE MEETING, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be signed on the other side)

FOLD AND DETACH HERE

Instinet Group Incorporated

Annual Meeting of Stockholders

May 16, 2005

9:00 a.m.

Instinet Group Incorporated

3 Times Square

New York, NY 10036

3 Times Square

New York, NY 10036

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

Please mark your  ☒  votes as indicated in this example.

Proposal 1 – Election of Directors The nominees are:			Proposal 2 – Ratify the appointment of PricewaterhouseCoopers LLP as Instinet Group Incorporated’s independent auditors for the 2005 fiscal year.
	For	Withhold For All	For	Against	Abstain
	☐	☐	☐	☐	☐
David J. Grigson
Edward J. Nicoll
Ian Strachan Robin Josephs			Proposal 3 – Approve the Instinet Group 2005 Annual Cash Incentive Plan.

			For	Against	Abstain
WITHHOLD VOTE FOR: (Write the name(s) of such nominee(s) in the space provided below.)			☐	☐	☐

______________________________________________

______________________________________________

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Signature ________________________________	Signature: ________________________________	Date: _______________________

Note: Please sign name exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

________________________________________________________________________________________________________________________

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

FOLD AND DETACH HERE

________________________________________________________________________________________________________________________

Instinet Group Incorporated

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN AND DATE THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.